EXECUTION VERSION

CREDIT AGREEMENT

dated as of October 10, 2008

by and among

CHUGACH ELECTRIC ASSOCIATION, INC.

The LENDERS Party Hereto,

and

NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION,
as Administrative Agent and as Syndication Agent

$300,000,000

NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION
KEYBANK NATIONAL ASSOCIATION,
Joint Lead Arrangers

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Schedules:
Schedule I	Lenders’ Commitments
Schedule 3.14(a)	Existing Indebtedness
Schedule 3.14(b)	Existing Liens
Schedule 3.15	Jointly-Owned Assets
Schedule 3.17	Wholesale Power Contracts
Schedule 6.05(a)	Investments
Schedule 6.07	Restrictive Agreements

Exhibits:
Exhibit A	Form of Assignment and Assumption Agreement
Exhibit B- 1	Form of Initial Borrowing Request
Exhibit B-2	Form of Borrowing Request
Exhibit C	Form of Interest Election Request
Exhibit D	Form of Note
Exhibit E	Form of Solvency Certificate
Exhibit F	Form of Legal Opinion of Borrower’s Counsel
Exhibit G	Form of Compliance Certificate

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                    CREDIT AGREEMENT dated as of October 10, 2008 (this “Agreement”), by and among CHUGACH ELECTRIC ASSOCIATION, INC., a corporation organized and existing under the laws of the State of Alaska (the “Borrower”); the LENDERS party hereto, and NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION, a cooperative association existing under the laws of the District of Columbia (“CFC”), as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

                    The Borrower has requested that the Lenders (as hereinafter defined) make loans and extend credit to it in an aggregate principal or face amount not exceeding $300,000,000 at any one time outstanding. The Lenders are prepared to extend such credit upon the terms and conditions hereof, and, accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

                    Section 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

                    “ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

                    “Accounting Requirements” means the requirements of the Uniform System of Accounts as prescribed by FERC; provided, however, that if the Borrower is not specifically required by FERC to employ such system of accounts prescribed by FERC or FERC does not prescribe a system of accounts applicable to the Borrower, then “Accounting Requirements” means the requirements of the systems of accounts prescribed by any regulatory authority having jurisdiction over the Borrower or, in the absence thereof, the requirements of generally accepted accounting principles applicable to similar entities conducting business similar to that of the Borrower. Generally accepted accounting principles refers to a common set of accounting standards and procedures that are either promulgated by an authoritative accounting rulemaking body or accepted as appropriate due to wide-spread application in the United States.

                    “Adjusted LIBO Rate” means, for the Interest Period for any LIBO Borrowing, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate for such Interest Period.

                    “Administrative Agent” has the meaning assigned to such term in the introductory paragraph hereof.

                    “Administrative Agent Fee” has the meaning assigned to such term in Section 2.10(b).

                    “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

                    “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” of any specified Person means the power to direct the management and policies of such specified Person, directly or indirectly, whether through the ownership of voting securities or membership interests, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

                    “Agreement” has the meaning assigned to such term in the introductory paragraph hereto.

                    “Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate for such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, as the case may be.

                    “Applicable Margin” shall mean, for Tranche A LIBO Borrowings and Tranche B LIBO Borrowings, the basis points per annum set forth below opposite the Borrower’s applicable issuer credit rating from S&P, senior unsecured long-term debt rating from Moody’s and long-term senior debt rating from Fitch, as applicable, in the column labeled “Applicable Margin for Tranche A LIBO Borrowings” and “Applicable Margin for Tranche B LIBO Borrowings”, as applicable; provided that the Applicable Margin shall be equal to the respective basis points so determined plus twenty (20) basis points per annum for any day on which Utilization exceeds 50% (it being understood that if any Loans remain outstanding following the Commitment Termination Date, Utilization shall be deemed to be 100%); provided, further, that if the Borrower’s issuer credit rating from S&P, senior unsecured long-term debt rating from Moody’s or long-term senior debt rating from Fitch are different, the following rules shall apply: (a) if two of the credit ratings fall within the same category, that rating shall apply, and (b) if all of the ratings fall within different categories, the midpoint rating between the highest and the lowest ratings shall apply; provided, however, that if the Borrower is not rated by any of the rating agencies specified below, or is rated by only one of the rating agencies specified below (without prejudice to the requirements of Section 5.11), Applicable Margin shall be determined by the lowest senior unsecured debt credit rating category specified below.

Moody’s	S&P	Fitch	Applicable Margin for Tranche A LIBO Borrowings	Applicable Margin for Tranche B LIBO Borrowings	Tranche A Facility Fee	Tranche B Facility Fee

> A1	> A+	> A+	37.5	40.0	12.5	10.0
A2	A	A	40.0	42.5	15	12.5
A3	A-	A-	42.5	45.0	17.5	15
Baal	BBB+	BBB+	45.0	52.5	20.0	17.5
Baa2	BBB	BBB	52.5	57.5	22.5	22.5
< Baa3	< BBB-	< BBB-	82.5	80	27.5	25

                    “Applicable Percentage” means, with respect to any Lender, the percentage of the aggregate Tranche A Commitments and Tranche B Commitments of all Lenders represented by such Lender’s Tranche A Commitment and Tranche B Commitment, as applicable. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments pursuant to Section 9.04.

                    “Approved Fund” means, with respect to any Lender that is a fund that invests in commercial loans, any other fund that invests in commercial loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

                    “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

                    “Authorizations” means the governmental and third party consents, approvals, authorizations, actions, notices and filings necessary in connection with the conduct of the Borrower’s business and the consummation of the Transactions.

                    “Availability Period” means the period from and including the Effective Date to, but excluding, the earlier of the Commitment Termination Date and the date of termination of the Commitments prior to the Commitment Termination Date pursuant to Section 2.07(b), ARTICLE VII or otherwise.

                    “Board” means the Board of Governors of the Federal Reserve System of the United States of America.

                    “Board of Directors” means the board of directors of the Borrower or any duly authorized committee of such board.

                    “Borrower” has the meaning assigned to such term in the introductory paragraph hereto.

                    “Borrowing” means (a) all ABR Loans made, converted or continued on the same date or (b) all LIBO Loans that have the same Interest Period. Each Borrowing shall be allocated between Tranche A Loans and Tranche B Loans in the manner set forth in Section 2.02(a) and such Tranche A Loans and Tranche B Loans shall constitute a single Borrowing for all purposes hereof.

                    “Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03, substantially in the form of Exhibit B-l or Exhibit B-2 hereto, as applicable.

                    “Business Day” means any day (a) that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed and (b) if such day relates to a borrowing of, a payment or prepayment of principal of or interest on, a continuation or conversion of or into, or the Interest Period for, a LIBO Borrowing, or to a notice by the Borrower with respect to any such borrowing, payment, prepayment, continuation, conversion, or Interest Period, that is also a day on which dealings in Dollar deposits are carried out in the London interbank market.

                    “Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

                    “Casualty Event” means, with respect to any property of any Person, any loss of or damage to, or any condemnation or other taking (whether by eminent domain or otherwise) of, such property for which such Person or any of its Subsidiaries receives insurance proceeds, or proceeds of a condemnation award or other compensation.

                    “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq.

                    “CFC” has the meaning assigned to such term in the introductory paragraph hereof.

                    “CFC Capital Term Certificates” means capital term certificates, or book entry form of account, evidencing the Borrower’s required purchase of equity in CFC in connection with any existing or future credit facilities provided or to be provided by CFC.

                    “Change in Control” means, with respect to the Borrower, failure to be a member-owned cooperative corporation.

                    “Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.13(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

                    “CIM” means the Borrower’s Confidential Information Memorandum, dated August 20, 2008 relating to the Transactions.

                    “CoBank Equity Interests” means Investments in voting stock of CoBank, ACB acquired by the Borrower pursuant to 12 U.S.C. §2130 (2003) in connection with the Loans by CoBank, ACB hereunder.

                    “Code” means the Internal Revenue Code of 1986, as amended from time to time.

                    “Commitment” means with respect to each Lender, the commitment of such Lender to make or otherwise fund any Tranche A Loan or Tranche B Loan, expressed, respectively, as a Revolving Tranche A Credit Exposure or a Revolving Tranche B Credit Exposure hereunder. The initial amount of each Lender’s Commitment shall be the sum of such Lender’s Tranche A Commitment and Tranche B Commitment, as applicable, that is set forth on Schedule I or in the applicable Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as such commitment may be (a) reduced from time to time pursuant to Section 2.07 or ARTICLE VII, and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The aggregate amount of all the Lenders’ Commitments as of the Effective Date is $300,000,000 (i.e., Three Hundred Million Dollars).

                    “Commitment Termination Date” means the third anniversary of the Effective Date; provided that if such date is not a Business Day, the Commitment Termination Date shall be the immediately preceding Business Day.

                    “Consolidated Margins and Equities” means an amount constituting the total margins and equities of the Borrower determined in accordance with Accounting Requirements.

                    “Credit Enhancement” means, with respect to any Obligation, the provision of an insurance policy, letter of credit, surety bond or any other undertaking, whereby the provider thereof becomes unconditionally obligated to pay when due, to the extent not paid by the Borrower or otherwise, the principal of an interest on such Obligation or on another obligation the payment on which is (i) secured by such Obligation or (ii) credited against the principal and interest due on such Obligation.

                    “Credit Enhancer” means any Person that, pursuant to the Indenture or a Supplemental Indenture, is designated as a Credit Enhancer and which provides Credit Enhancement.

                    “Credit Extension” has the meaning set forth in Section 4.02.

                    “Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

                    “Defeasance Securities” means and includes any of the following securities, if and to the extent the same are not subject to redemption or call prior to maturity by anyone other than the holder thereof and are at the time legal for investment of the Borrower’s funds:

                    (a)          any bonds or other obligations which as to principal and interest constitute direct obligations of, or are unconditionally guaranteed by, the United States of America;

                    (b)          any bonds or other obligations of any state of the United States of America or of any agency, instrumentality or local governmental unit of any such state (i) which are not callable prior to maturity, or which have been duly called for redemption by the obligor on a date or dates specified and as to which irrevocable instructions have been given to a trustee in respect of such bonds or other obligations by the obligor to give due notice of such redemption on such date or dates, which date or dates shall be also specified in such instructions, (ii) which are secured as to principal and interest and redemption premium, if any, by a fund consisting only of cash or bonds or other obligations of the character described in clause (a) above which fund may be applied only to the payment of such principal of and interest and redemption premium, if any, on such bonds or other obligations on the maturity date or dates thereof or the redemption date or dates specified in the irrevocable instructions referred to in subclause (i) of this clause (b), as appropriate, (iii) as to which the principal of and interest on the bonds and obligations of the character described in clause (a) above on deposit in such fund along with any cash on deposit in such fund are sufficient to pay principal of and interest and redemption premium, if any, on the bonds or other obligations described in this clause (b) on the maturity date or dates thereof or on the redemption date or dates specified in the irrevocable instructions referred to in subclause (i) of this clause (b), as appropriate, and (iv) which at the time of their purchase hereunder are rated “AAA” by S&P and, if rated by Moody’s, are rated “Aaa” by such agency; and

                    (c)          any certificates or any other evidences of an ownership interest in obligations or in specified portions thereof (which may consist of specified portions of the interest thereon) of the character described in paragraph (a) or (b) above.

                    “Dollars” or “$” refers to lawful money of the United States of America.

                    “Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

                    “Eligible Assignee” means (a) any Affiliate or Approved Fund of a Lender, (b) a commercial bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $500,000,000, (c) a savings bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $500,000,000, (d) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Co-operation and Development or a political subdivision of any such country, and having total assets in excess of $500,000,000, (e) a finance company, insurance company or other financial institution or fund (whether a corporation, partnership or other entity) which is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business, and having total assets in excess of $100,000,000, and (f) any other Person (other than the Borrower or an Affiliate of the Borrower) approved by the Borrower, such approval not to be unreasonably withheld (provided that no such approval by the Borrower shall be required while a Default or an Event of Default has occurred and is continuing) and the Administrative Agent.

                    “Environmental Claim” means any written or oral notice, claim, demand, actions or causes of action, assessments, complaints, directives, citations, information requests issued by government authority, legal proceedings, orders, notices of potential responsibility, losses, damages (including, without limitation, diminution in value), liabilities, sanctions, costs and expenses (including, without limitation, interest, penalties and attorneys’ and experts’ fees and disbursements) (collectively, a “Claim”) pursuant to Environmental Laws, including but not limited to, Claims based on, arising out of or otherwise relating to: (i) the Remediation, presence or Release of, or exposure to, Hazardous Materials or other environmental conditions at, on, under, above, from, or about any Real Property or any real properties formerly owned, leased or operated by the Borrower or any of its predecessors or Affiliates; (ii) the off-site Release, treatment, transportation, storage or disposal of Hazardous Materials originating from the Borrower’s assets, properties or business; (iii) any violations of Environmental Laws by the Borrower prior to the Effective Date, including reasonable expenditures necessary to cause the Borrower to be in compliance with or resolve violations of Environmental Laws.

                    “Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, judicial rulings, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, now or thereafter in effect, relating in any way to the environment, preservation or reclamation of natural resources, the management, or Release of any Hazardous Material or noise control, or the protection of human health, safety, natural resources, animal health or welfare, or the environment, including but not limited to, CERCLA.

                    “Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation and remediation, costs of administrative oversight, fines, natural resource damages, penalties or indemnities), of the Borrower directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) any actual or alleged exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

                    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

                    “ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

                    “ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

                    “Event of Default” has the meaning set forth in Section 7.01.

                    “Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, and (b) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.17(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 2.15(e), except to the extent that such Foreign Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.15(a).

                    “Existing Indebtedness” has the meaning assigned to such term in Section 3.14(a).

                    “Existing Liens” has the meaning assigned to such term in Section 3.14(b).

                    “Facility Fees” has the meaning set forth in Section 2.10(a).

                    “Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

                    “FERC” means the Federal Energy Regulatory Commission, or any agency or other governmental body succeeding to the functions thereof.

                    “Fitch” means Fitch Ratings, Ltd.

                    “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

                    “Fuel Supply Agreements” means (a) the Agreement for the Sale and Purchase of Natural Gas, dated September 26, 1988, between the Borrower and Marathon Oil Company; (b) the Agreement for the Sate and Purchase of Natural Gas, dated April 27, 1989, between the Borrower and Chevron U.S.A.; (c) the Agreement for the Sale and Purchase of Natural Gas, dated April 21, 1989, between the Borrower and Arco Alaska, Inc. (ConocoPhillips); (d) the Agreement for the Sal and Purchase of Natural Gas, dated April 25, 1989, between the Borrower and ML&P U.S.A; and (e) any material agreements relating to the supply of fuel entered into by the Borrower after the date hereof.

                    “GAAP” means generally accepted accounting principles in the United States of America.

                    “Governmental Authority” means the federal government of the United States of America, or of any other nation, or any political subdivision thereof, whether state or local or otherwise, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

                    “Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

                    “Hazardous Materials” means all explosive or radioactive substances or wastes; all hazardous or toxic substances, wastes or other pollutants; petroleum or petroleum distillates; asbestos or asbestos containing materials; polychlorinated biphenyls; radon gas; infectious or medical wastes; mold; and all other substances, materials or wastes of any nature that are listed, subject to regulation under or listed pursuant to any Environmental Law.

                    “Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

                    “Holder” when used with respect to any Obligation means the Person in whose name such Obligation is registered in the Obligation Register.

                    “Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the

Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

                    “Indemnified Costs” has the meaning assigned to such term in Section 8.10(a).

                    “Indemnified Taxes” means Taxes other than Excluded Taxes.

                    “Indemnitee” has the meaning assigned to such term in Section 9.03(b).

                    “Information” has the meaning set forth in Section 9.12(b).

                    “Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.06, substantially in the form of Exhibit C hereto.

                    “Indenture” means the Amended and Restated Indenture, dated as of April 1, 2001, between Chugach Electric Association, Inc., and U.S. Bank Trust National Association.

                    “Interest Charges” for any period means the total interest charges (whether capitalized or expensed) of the Borrower for such period on (i) all Outstanding Debt Obligations and (ii) all other obligations of the Borrower (other than Subordinated Debt) to repay borrowed money (including the Borrower’s obligations under the Loan Documents and the Loans) or to pay the deferred purchase price for property or services, in all cases including amortization of debt discount and premium on issuance but excluding the interest component attributable to any capitalized lease or similar agreement.

                    “Interest Payment Date” means (a) with respect to any ABR Loan, each Quarterly Date and (b) with respect to any LIBO Loan, the last day of each Interest Period therefor and, in the case of any Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at three-month intervals after the first day of such Interest Period.

                    “Interest Period” means, for any LIBO Loan or Borrowing, the period commencing on the date of such Loan or Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (in each case, subject to availability), as specified in the applicable Borrowing Request or Interest Election Request; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Loan initially shall be the date on which such Loan is made and thereafter shall be the effective date of the most recent conversion or continuation of such Loan, and the date of a Borrowing comprising Loans that have been converted or continued shall be the effective date of the most recent conversion or continuation of such Loans.

                    “Investment” means, for any Person: (a) the acquisition (whether for cash, property, services or securities or otherwise) of capital stock, bonds, notes, debentures, partnership, limited liability company or other ownership interests or other securities of any other Person or any agreement to make any such acquisition (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person), but excluding any such advance, loan or extension of credit having a term not exceeding 90 days arising in connection with sales by such Person in the ordinary course of business; (c) the entering into of any Guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person; or (d) the entering into of any Hedging Agreement.

                    “Lenders” means the Persons listed on Schedule I and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

                    “LIBO”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

                    “LIBO Rate” means, for the Interest Period for any LIBO Borrowing, the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of the Reuters Service, or if such Service ceases to be available, any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for the offering of Dollar deposits with a maturity comparable to such Interest Period.

                    “Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

                    “Loan” means any loan made by a Lender to the Borrower pursuant to this Agreement, and “Loans” means all such loans, including Tranche A Loans and Tranche B Loans.

                    “Loan Documents” means, collectively, this Agreement and any other agreements, instruments and documents prepared in connection herewith (including any Note issued pursuant to this Agreement).

                    “Margin Regulations” means Regulations T, U and X of the Board.

                    “Margin Stock” means “margin stock” within the meaning of Regulations T, U and X of the Board.

                    “Margins for Interest” means, for any period, the assignable margins of the Borrower for such period, which shall include revenues of the Borrower, if any, subject to possible refund at a later date; provided, however, no deductions shall be made as a result of refunds ordered in a subsequent period; adjusted by:

                    (d)          Adding: (i) Interest Charges; (ii) accruals of Federal income and other taxes imposed on income after deduction of Interest Charges for such period; (iii) the amount, if any, deducted in arriving at assignable margins on account of any losses incurred by any Subsidiary or Affiliate of the Borrower other than amounts deducted pursuant to clause (b)(ii) below; (iv) the amount, if any, the Borrower actually receives in such period as a dividend or other distribution of earnings of any Subsidiary or Affiliate (whether or not such earnings were for such period or any earlier period or periods) which amount has not otherwise been reflected as an increase in assignable margins in such period or any earlier period or periods; and (v) the amount of any expenses or provisions for any non-recurring charge to income or margins or retained earnings of whatever kind or nature (including, without limitation, (x) the recognition of expense due to the on-recoverability of assets or expenses and (y) the accelerated portion of the amortization of any deferred charges or regulatory assets carried on the books of the Borrower) that may have been deducted or otherwise taken into account in arriving at assignable margins whether or not recorded as a non-recurring charge in the Borrower’s books of account; and

                    (e)          subtracting: (i) the amount, if any, added in arriving at assignable margins on account of any income, gain, earnings or profits of any Subsidiary or Affiliate of the Borrower other than amounts added pursuant to clause (a)(iv) above; and (ii) the amount, if any, the Borrower actually contributes to the capital of, or actually pays under a guarantee or like agreement by the Borrower of an obligation of, any Subsidiary or Affiliate in such period, to the extent of any accumulated losses incurred by such Subsidiary or Affiliate (whether or not such losses were for such period or any earlier periods), but only to the extent (x) such losses have not otherwise caused other contributions or payments to be subtracted from assignable margins for purposes of computing Margins for Interest for a prior period and (y) such amount has not otherwise been subtracted from assignable margins.

                    Margins for Interest shall be determined in accordance with Accounting Requirements; provided, however, that such determination shall be made on a Borrower only and not on a consolidated basis.

                    “Material Adverse Effect” means, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singularly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, a material adverse change or a material adverse effect on (a) the ability of the Borrower to pay any amounts due, or to otherwise perform any of its obligations, under this Agreement or any of the other Loan Documents, or (b) the rights of or benefits available to any Lender or the Administrative Agent under this Agreement or any of the other Loan Documents.

                    “Material Indebtedness” means, collectively (i) any Indebtedness incurred under the Indenture (and any related credit documents) and (ii) any other Indebtedness (other than the Loans), or obligations in respect of one or more Hedging Agreements, of the Borrower in an aggregate principal amount exceeding $10,000,000. For purposes of determining Material Indebtedness with respect to Hedging Agreements, the “principal amount” of the obligations of any Person in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Person would be required to pay if such Hedging Agreement were terminated at such time.

                    “Member” means each holder of a membership or other equity interest in the Borrower.

                    “Moody’s” means Moody’s Investors Services, Inc.

                    “Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

                    “Note” means a promissory note of the Borrower payable to the order of any Lender, substantially in the form of Exhibit D hereto.

                    “Obligations” has the meaning stated in the recitals of the Indenture and includes any Obligation authenticated and delivered thereunder after the date thereof.

                    “Obligation Register” means the register the Borrower keeps at one of the offices or agencies maintained by the Borrower as provided in Section 11.2 of the Indenture in which, subject to such reasonable regulations as it may prescribe, the Trustee shall provide for the registration of Obligations and registration of transfers of Obligations.

                    “Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

                    “Outstanding” when used with respect to Obligations means, as of the date of determination, all Obligations authenticated and delivered under the Indenture, except:

                    (a)          Obligations, or any portion thereof, theretofore cancelled by the Trustee or delivered to the Trustee for cancellation or delivered to the Trustee marked cancelled, satisfied or otherwise evidenced to the Trustee’s satisfaction as paid (and which amount may not be re-advanced);

                    (b)          Obligations for whose payment or redemption money or Defeasance Securities in the necessary amount has been theretofore deposited with the Trustee or any Paying Agent (other than the Borrower) in trust, for the Holders of such Obligations, provided, that, if such Obligations are to be redeemed, or prepaid, irrevocable notice of such redemption or prepayment has been duly given or other provision therefor satisfactory to the Trustee has been made;

                    (c)          Obligations which have been paid pursuant to Section 3.8 of the Indenture or in exchange for or in lieu of which other Obligations have been authenticated and delivered pursuant to the Indenture, other than any such Obligations in respect of which there shall have been presented to the Trustee proof satisfactory to it that such Obligations are held by a bona fide purchaser in whose hands such Obligations are valid obligations of the Borrower; and

                    (d)          Obligations which have not been sold, pledged or subjected to a security interest and have been surrendered to the Trustee, or which a portion thereof has not been advanced and with respect to such portion either (i) any commitment to advance thereunder has terminated, or (ii) no commitment to advance exists;

                    provided, however, that in determining whether the Holders of the requisite principal amount of Obligations Outstanding or the Obligations Outstanding of a series, as the case may be, have given any request, demand, authorization, direction, notice, consent or waiver hereunder, Obligations owned by the Borrower or any other obligor upon the Obligations or any Affiliate of the Borrower or of such other obligor (unless the Borrower, such obligor and such Affiliate or Affiliates own all Obligations Outstanding under the Indenture, or as to matters relating solely to a particular series all Obligations Outstanding of such series, as the case may be, determined without regard to this proviso) shall be disregarded and deemed not to be Outstanding, except that, in determining whether the Trustee shall be protected in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only Obligations which are registered in the name of the Borrower, an Affiliate of the Borrower another obligor on such Obligations (other than a Credit Enhancer) or an Affiliate of such obligor of which the Trustee has been given written notice shall be so disregarded. Obligations so owned which have been pledged in good faith may be regarded as Outstanding for such purposes if the pledge establishes to the satisfaction of the Trustee the pledgee’s right so to act with respect to such Obligations and that the pledgee is not the Borrower or any other obligor upon the Obligations or any Affiliate of the Borrower or of such other obligor. For purposes of the definition of “Outstanding,” no Credit Enhancer shall be an obligor upon the Obligations “Participant” has the meaning set forth in Section 9.04(e).

                    “Outstanding Debt Obligations” means, as of the date of determination, (i) all Obligations then Outstanding other than Obligations then owned by the Borrower or any wholly-owned Subsidiary and held in its treasury and (ii) all Obligations if any, alleged to have been destroyed, lost or stolen which have been replaced or paid as provided in Section 3.8 of the Indenture but whose ownership and enforceability by the Holder thereof have been established by a court of competent jurisdiction or other competent tribunal or otherwise established to the satisfaction of the Borrower and the Trustee.

                    “Patriot Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 signed into law October 26, 2001).

                    “Paying Agent” means the Borrower and any bank or trust company organized under the laws of the United States or any state of the United States and having a combined capital and surplus of not less than $100 million which is authorized by the Borrower to pay the principal of (and premium, if any) or interest on any Obligations on behalf of the Borrower.

                    “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

                    “Permitted Encumbrances” means any liens for taxes, assessments or governmental charges for the current year and taxes, assessments or governmental charges not due and delinquent; liens for workmen’s compensation awards and similar obligations not then delinquent; mechanics’, laborers’, materialmen’s and similar liens not then delinquent, and any such liens, whether or not delinquent, whose validity is at the time being contested in good faith; liens and charges incidental to construction or current operation which have not been filed or asserted or the payment of which has been adequately secured or which are insignificant in amount; liens, securing obligations not assumed by the Borrower and on account of which it does not pay and does not expect to pay interest, existing upon real estate (or rights in or relating to real estate) over or in respect of which the Borrower has a right-of-way or other easement for substation, transmission, distribution or other right-of-way purposes; any right which a Governmental Authority may have by virtue of any franchise, license, contract or statute to purchase, or designate a purchaser of, or order the sale of, any property of the Borrower upon payment of reasonable compensation therefor, or upon reasonable compensation or conditions to terminate any franchise, license or other rights before the expiration date thereof or to regulate the property and business of the Borrower; attachment or judgment liens covered by insurance, or upon appeal and covered by bond; deposits or pledges to secure payment of workmen’s compensation, unemployment insurance, old age pensions or other social security; deposits or pledges to secure performance of bids, tenders, contracts (other than contracts for the payment of borrowed money), leases, public or statutory obligations; surety or appeal bonds, and other deposits or pledges for purposes of like general nature in the ordinary course of business; easements or reservations in respect to any property for the purpose of transmission and distribution lines and rights-or-way and similar purposes, zoning ordinances, regulations, reservations, restrictions, covenants, party wall agreements, conditions of record and other encumbrances (other than to secure payment of money), none of which is such as to interfere with the proper operation of the property affected thereby; the burdens of any law or Governmental Authority or permit requiring the Borrower to maintain certain facilities or perform certain acts as a condition of its occupancy of or interference with any public land or any river, stream or other waters or relating to environmental matters; any lien or encumbrance for the discharge of which moneys have been deposited in trust with a proper depository to apply such moneys to the discharge of such lien or encumbrances; any exceptions, reservations and other matters referred to in the description of the mortgaged property and, with respect to any property which the Borrower may hereafter acquire, any terms, conditions, agreements, covenants, exceptions and reservations expressed or provided in the deeds or other instruments under which the Borrower shall hereafter acquire the same, none of which materially adversely affects or will affect the property to which the same relates or the operation thereof by the Borrower; any lien reserved as security for rent or compliance with the other provisions of the lease in case of any leasehold estate; and purchase money mortgages and liens, charges and encumbrances upon property existing at the time of acquisition thereof by the Borrower.

                    “Permitted Investments” means:

                    (a)          direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within two years from the date of acquisition thereof;

                    (b)          investments in commercial paper maturing within 364 days from the date of acquisition thereof and having, at such date of acquisition, a credit rating of at least “Al” from S&P, “P1” from Moody’s, or “Fl” by Fitch;

                    (c)          investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

                    (d)          fully collateralized repurchase agreements with a term of not more than 180 days for securities described in clause (a) of this definition and entered into with a financial institution satisfying the criteria described in clause (c) of this definition; and

                    (e)          purchase or other acquisition of CFC Capital Term Certificates and of CoBank Equity Interests.

                    “Person” means any individual, corporation, cooperative, partnership, limited partnership, joint venture, association, joint-stock company, limited liability company, limited liability partnership, trust, unincorporated organization or government or any agency or political subdivision thereof.

                    “Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

                    “Pre-Existing Bonds” means all Bonds (as defined in the Pre-Release Indenture) that remain Outstanding as of the Release Date and that either (i) are Bonds issued on or after April 1, 2001, or (ii) are Bonds whose Holders shall have agreed in writing that the Release Date may occur while such Bond remains Outstanding.

                    “Pre-Release Indenture” means the Indenture of Trust dated September 15, 1991, by and between the Borrower and Security Pacific Bank Washington, N.A. (under which U.S. Bank Trust National Association acts as trustee as of the reference date state in the first paragraph hereof), as the same has been amended and supplemented prior to the date of the Indenture and as the same may hereafter be amended and effective prior to the Release Date.

                    “Prime Rate” means the rate of interest per annum published from time to time as the “Prime Rate” in the printed version of The Wall Street Journal, or, if The Wall Street Journal ceases publishing a “Prime Rate”, any successor publication selected by the Administrative Agent in its reasonable discretion; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective and published in the printed version of the Wall Street Journal or any successor publication. The “Prime Rate” published by the Wall

Street Journal or any such successor publication is a reference rate and does not necessarily represent the lowest or best rate charged by financial institutions to their customers. The Lenders may make commercial loans or other loans at rates of interest at, above or below the “Prime Rate” published by the Wall Street Journal or any such successor publication.

                    “Quarterly Date” means the last Business Day of each March, June, September and December in each year, the first of which shall be the first such day after the date hereof.

                    “Rates” has the meaning set forth in Section 6.01 (a).

                    “RCA” means the Regulatory Commission of Alaska.

                    “Real Property” means any real property owned, operated, occupied or leased, directly or indirectly by the Borrower.

                    “Register” has the meaning set forth in Section 9.04(c).

                    “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

                    “Release” means any presence, release, threatened release, spill, seepage, escape, emission, leaking, pumping, pouring, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including the movement of Hazardous Materials through ambient air, soil, surface water, ground water, wetlands, land, subsurface strata sewer, septic system, storm drain, publicly owned treatment works, or waste treatment, storage, or disposal systems.

                    “Release Date” means January 22, 2003.

                    “Remediation” means any investigation, clean-up, removal action, remedial action, restoration, repair, response action, corrective action, monitoring, sampling and analysis, installation, reclamation, closure, or post-closure in connection with the suspected, threatened or actual Release of Hazardous Materials.

                    “Required Lenders” means, at any time, both (i) at least 75% of the Lenders having any Revolving Tranche A Credit Exposures and unused Tranche A Commitments at such time, and (ii) the Lenders having Revolving Tranche B Credit Exposures and unused Tranche B Commitments representing more than 50% of the sum of the total Revolving Tranche B Credit Exposures and unused Tranche B Commitments at such time.

                    “Responsible Officer” means the Borrower’s Chief Executive Officer or the Borrower’s Chief Financial Officer (or persons that hold the equivalent titles).

                    “Restricted Property” means all properties of the Borrower other than automobiles, trucks, trailers, tractors, other vehicles (including, without limitation, aircraft, railcars, towboats, tugboats, barges, vessels, and ships), office, garage and warehouse space and office equipment (including, without limitation, computers).

                    “Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans at such time.

                    “Revolving Tranche A Credit Exposure” means, with respect to any Tranche A Lender at any time, the sum of the outstanding principal amount of such Lender’s Tranche A Loans at such time.

                    “Revolving Tranche B Credit Exposure” means, with respect to any Tranche B Lender at any time, the sum of the outstanding principal amount of such Lender’s Tranche B Loans at such time.

                    “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

                    “SEC” means the Securities and Exchange Commission, or any agency or other governmental body succeeding to the functions thereof.

                    “Solvent” means, with respect to any Person on a particular date, that (i) the fair value of the total assets of such Person is greater than the total amount of the liabilities, including contingent liabilities, of such Person, (ii) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, and (iv) such Person is not engaged in business, and is not about to engage in business, for which such Person’s property would constitute unreasonably small capital for a generation and transmission cooperative with similar power supply obligations.

                    “Statutory Reserve Rate” means, for the Interest Period for any LIBO Borrowing, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the arithmetic mean, taken over each day in such Interest Period, of the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which any Lender is subject for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. LIBO Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

                    “Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

                    “Subordinated Debt” means any obligation of the Borrower to repay borrowed money, or to pay the deferred purchase price for property or services, with respect to which (i) any payment by or for the account of the Borrower would, in the event of a bankruptcy, reorganization or liquidation of the Borrower, be subordinated to payment of the principal of, and interest and premium (if any) on, all Obligations then Outstanding, and (ii) the creditor is required not to accept payment from the Borrower, or to pay to the Trustee any amounts received by the creditor from or for the account of the Borrower, during any period following the creditor’s receipt of notice of an “Event of Default” under the Indenture and prior to the curing of such “Event of Default”.

                    “Supplemental Indenture” means any indenture supplemental to the Indenture and duly authorized in the manner provided therein (and a supplemental indenture to the Pre-Release Indenture shall be deemed to be a Supplemental Indenture to the Indenture with respect to any series of Pre-Existing Bonds created thereby).

                    “System” means all properties and interest in properties of the Borrower, including but not limited to the Borrower’s interests in all electric production, transmission, distribution, conservation, load management, general plant and other related facilities, equipment or property and in any mine, well, pipeline, plant, structure or other facility for the development, production, manufacture, storage, fabrication or processing of fossil, nuclear or other fuel of any kind or in any facility or rights with respect to the supply of water, in each case for use, in whole or in major part, in any of the Borrower’s generating plants, now existing or hereafter acquired by lease, contract, purchase or otherwise or constructed by the Borrower, including any interest or participation of the Borrower in any such facilities or any rights to the output or capacity thereof, together with all additions, betterments, extensions and improvements to any of the foregoing or any part thereof hereafter made and together with all lands, easements and rights of way of the Borrower and all other works, property or structures of the Borrower and contract rights and other tangible and intangible assets of the Borrower used or useful in connection with or related to any of the foregoing, including, without limitation, a contract right or other contractual arrangement for the long-term or short-term interconnection, interchange, exchange, pooling, wheeling, transmission, purchase or sale of electric power and energy and other similar arrangements with entities having generation and transmission capabilities.

                    “Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

                    “Tranche A Commitment” means the commitment of a Lender to make or otherwise fund any Tranche A Loan hereunder. The initial amount of each Lender’s Tranche A Commitment with respect to Tranche A Loans, if any, is set forth on Schedule I or in the applicable Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of all of the Lenders’ Tranche A Commitments as of the Effective Date is $200,000,000.

                    “Tranche A Facility Fee” has the meaning set forth in Section 2.10(a).

                    “Tranche A Lenders” means all of the Lenders having a Tranche A Commitment hereunder.

                    “Tranche A Loans” means Loans made by the Tranche A Lenders hereunder.

                    “Tranche B Commitment” means the commitment of a Lender to make or otherwise fund any Tranche B Loan hereunder. The initial amount of each Lender’s Tranche B Commitment with respect to Tranche B Loans, if any, is set forth on Schedule I or in the applicable Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of all of the Lenders’ Tranche B Commitments as of the Effective Date is $100,000,000.

                    “Tranche B Facility Fee” has the meaning set forth in Section 2.10(a).

                    “Tranche B Lenders” means all of the Lenders having a Tranche B Commitment hereunder.

                    “Tranche B Loans” means Loans made by the Tranche B Lenders hereunder.

                    “Transactions” means the execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents, the borrowing and repayment of Loans and the use of the proceeds thereof.

                    “Trustee” means the Person named as the “Trustee” in the first paragraph of the Indenture until a successor Trustee shall have become such pursuant to the applicable provisions of the indenture, and thereafter “Trustee” means such successor Trustee.

                    “Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans constituting such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

                    “Utilization” means, at any date, the percentage equivalent of a fraction (i) the numerator of which is the aggregate outstanding principal amount of Loans at such date, and (ii) the denominator of which is the aggregate amount of the Commitments at such date; provided that if any Loans remain outstanding following the termination of the Commitments, Utilization shall be 100%.

                    “Wholesale Power Contracts” means, collectively, (a) the contracts and agreements (together with the amendments and supplements thereto) identified in Schedule 3.17 and (b) each other contract and agreement from time to time entered into between the Borrower and a Member providing for the sale of electric power and energy by the Borrower to such Member for resale by such Member.

                    “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

                    Section 1.02          Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise or unless noted elsewhere herein that an agreement, instrument or other document (or any defined term therein) is to be construed only as the same is in effect on or as of the date of this Agreement or some other specified date (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

                    Section 1.03          Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

                    Section 1.04          Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., an “ABR Loan” or a “LIBO Loan”). Borrowings also may be classified and referred to by Type (e.g., an “ABR Borrowing” or a “LIBO Borrowing”).

ARTICLE II

THE CREDITS

                    Section 2.01          The Commitments. Subject to the terms and conditions set forth herein, each Tranche A Lender agrees to make Tranche A Loans and each Tranche B Lender agrees to make Tranche B Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment, (b) the total Revolving Credit Exposures exceeding the total Commitments, (c) any Tranche A Lender’s Revolving Tranche A Credit

Exposure exceeding such Tranche A Lender’s Tranche A Commitment, (d) the total Revolving Tranche A Credit Exposures exceeding the total Tranche A Commitments, (e) any Tranche B Lender’s Revolving Tranche B Credit Exposure exceeding such Tranche B Lender’s Tranche B Commitment, or (f) the total Revolving Tranche B Credit Exposures exceeding the total Tranche B Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, pay or prepay and re-borrow Loans.

                    Section 2.02          Loans and Borrowings.

                    (a)          Obligations of Lenders. Each Loan shall be made as part of a Borrowing consisting of Loans of the same Type made by the Lenders ratably in accordance with their respective Commitments, in each case, with the effect that the Tranche A Loans and Tranche B Loans shall constitute each Borrowing in a ratio of 2:1. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

                    (b)          Type of Loans. Subject to Section 2.12, each Borrowing shall be constituted entirely of ABR Loans or of LIBO Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any LIBO Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

                    (c)          Minimum Amounts: Limitation on Number of Borrowings. Each Borrowing shall be in an aggregate amount of $5,000,000 or a larger multiple thereof of $1,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of fifteen (15) LIBO Borrowings outstanding.

                    (d)          Limitations on Interest Periods. Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request (or to elect to convert to or continue as a LIBO Borrowing) any Borrowing if the Interest Period requested therefor would end after the Commitment Termination Date.

                    Section 2.03          Requests for Borrowings.

                    (a)          Notice by the Borrower. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone of a Borrowing Request (i) in the case of a LIBO Borrowing, not later than 11:00 a.m., New York City time, three (3) Business Days before the date of the proposed Borrowing or (ii) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, one (1) Business Day before the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Borrowing Request as set forth in either Exhibit B-l or Exhibit B-2 and signed by the Borrower.

                    (b)          Content of Borrowing Requests. Each telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a LIBO Borrowing;

(iv) in the case of a LIBO Borrowing, the Interest Period therefor, which shall be a period contemplated by the definition of the term “Interest Period” and permitted under Section 2.02(d); and

(v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.

                    (c)          Notice by the Administrative Agent to the Lenders. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

                    (d)          Failure to Elect. If no election as to the Type of a Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested LIBO Borrowing, then the requested Borrowing shall be made instead as an ABR Borrowing.

                    Section 2.04          [Reserved]

                    Section 2.05          Funding of Borrowings.

                    (a)          Funding by Lenders. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request.

                    (b)          Presumption by the Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the Federal Funds Effective Rate or (ii) in the case of the Borrower, the interest rate applicable to the applicable Borrowing. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. Notwithstanding the foregoing, the Administrative Agent has no obligation to make any Loan funds available to the Borrower unless the Administrative Agent has received such funds from the Lenders in accordance with the terms hereof.

                    Section 2.06          Interest Elections.

                    (a)          Elections by the Borrower for Borrowings. The Loans constituting each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a LIBO Borrowing, shall have the Interest Period specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a Borrowing of a different Type or to continue such Borrowing as a Borrowing of the same Type and, in the case of a LIBO Borrowing, may elect the Interest Period therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans constituting such Borrowing, and the Loans constituting each such portion shall be considered a separate Borrowing.

                    (b)          Notice of Elections. To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Interest Election Request and signed by the Borrower.

                    (c)          Content of Interest Election Requests. Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

          (i)           the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) of this paragraph shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a LIBO Borrowing; and

          (iv)          if the resulting Borrowing is a LIBO Borrowing, the Interest Period therefor after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period” and permitted under Section 2.02(d).

                    (d)          Notice by the Administrative Agent to the Lenders. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

                    (e)          Failure to Elect; Events of Default. If the Borrower fails to deliver a timely and complete Interest Election Request with respect to a LIBO Borrowing prior to the end of the Interest Period therefor, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a LIBO Borrowing with an Interest Period of one (1) month; provided, however, if the Commitment Termination Date shall occur within one (1) month after the end of any such Interest Period, such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a LIBO Borrowing and (ii) unless repaid, each LIBO Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period therefor.

                    Section 2.07          Termination and Reduction of the Commitments.

                    (a)          Scheduled Termination. Unless previously terminated, the Commitments shall terminate on the Commitment Termination Date.

                    (b)          Voluntary Termination or Reduction. The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments pursuant to this Section shall be in an amount that is $10,000,000 or a larger multiple thereof of $1,000,000 and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.09 or otherwise, the total Revolving Credit Exposures of all Lenders would exceed the total Commitments of all Lenders in effect after giving effect to such termination or reduction.

                    (c)          Notice of Voluntary Termination or Reduction. The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least thirty (30) calendar days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

                    (d)          Effect of Termination or Reduction. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments with the effect that the Tranche A Commitments and the Tranche B Commitments shall be reduced in a ratio of 2:1.

                    Section 2.08          Repayment of Loans: Evidence of Debt.

                    (a)          Repayment. The Borrower hereby unconditionally promises to pay to the Administrative Agent for account of the Lenders the outstanding principal amount of the Loans on the Commitment Termination Date.

                    (b)          Manner of Payment. Upon repayment of any Borrowings hereunder, unless the Borrower shall select the Borrowing or Borrowings to be paid and shall notify the Administrative Agent by telephone (confirmed by facsimile) of such selection not later than 11:00 a.m., New York City time, three (3) Business Days before the scheduled date of such repayment (it being agreed by the parties hereto that each repayment of Borrowings, irrespective of which Borrowing(s) the Borrower so selects to repay, shall be applied to repay any outstanding ABR Borrowings before any other Borrowings), such repayment shall be applied, first, to pay any outstanding ABR Borrowings and, second, to other Borrowings in the order of the remaining duration of their respective Interest Periods (the Borrowing with the shortest remaining Interest Period to be repaid first). Each payment of a Borrowing shall be applied ratably to the Loans included in such Borrowing.

                    (c)          Maintenance of Records by Lenders. Each Lender shall maintain in accordance with its usual practice records evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from tune to time hereunder.

                    (d)          Maintenance of Records by the Administrative Agent. The Administrative Agent shall maintain records in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and each Interest Period therefor, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for account of the Lenders and each Lender’s share thereof.

                    (e)          Effect of Entries. The entries made in the records maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such records or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

                    (f)          Promissory Notes. Any Lender may request that Loans made by it be evidenced by a Note. In such event, the Borrower shall execute and deliver to such Lender a Note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns). Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more Notes in such form payable to the payee named therein (or, if such Note is a registered note, to such payee and its registered assigns).

                    Section 2.09          Prepayment of Loans.

                    (a)          Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Agreement including Section 2.14.

                    (b)          Mandatory Prepayment; Revolving Credit Exposures in Excess of Commitments. The Borrower shall prepay the Loans as follows: if on any Business Day for any reason the aggregate Revolving Credit Exposures of the Lenders exceed the total Commitments of all the Lenders, the Borrower shall immediately prepay an aggregate principal amount of the Loans in an amount equal to the amount by which (A) the Revolving Credit Exposures exceed (B) the Commitments on such Business Day.

                    (c)          Notices, Etc. The Borrower shall notify the Administrative Agent by telephone (confirmed by facsimile) of any prepayment hereunder (i) in the case of prepayment of a LIBO Borrowing, not later than 11:00 a.m., New York City time, three (3) Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one (1) Business Day before the date of such prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.07(c), then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.07(c). Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.11 and shall be made in the manner specified in Section 2.08(b).

                    Section 2.10          Fees.

                    (a)          Facility Fee. The Borrower agrees to pay (i) to the Administrative Agent for the ratable account of each Tranche A Lender a facility fee (the “Tranche A Facility Fee”), which shall accrue at a rate per annum equal to the “Tranche A Facility Fee” for the pricing level in effect pursuant to the definition of “Applicable Margin” on the average daily amount of the Tranche A Commitment (whether used or unused) of such Tranche A Lender during the period from and including the date hereof to but excluding the earlier of the date such Commitments terminate and the Commitment Termination Date, and (ii) to the Administrative Agent for the ratable account of each Tranche B Lender a facility fee (the “Tranche B Facility Fee” and together with the Tranche A Facility Fee, the “Facility Fees”), which shall accrue at a rate per annum equal to the “Tranche B Facility Fee” for the pricing level in effect pursuant to the definition of “Applicable Margin” on the average daily amount of the Tranche B Commitment (whether used or unused) of such Tranche B Lender during the period from and including the date hereof to but excluding the earlier of the date such Commitments terminate and the Commitment Termination

Date. Accrued Facility Fees shall be payable in arrears on each Quarterly Date and on the earlier of the date such Tranche A Commitments or Tranche B Commitments terminate, as applicable, and the Commitment Termination Date, commencing upon the first such date to occur after the date hereof. All Facility Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

                    (b)          Administrative Agent Fees. As separately agreed upon by the Borrower and the Administrative Agent, the Borrower agrees to pay to the Administrative Agent, solely for its own account, a certain fee per annum through the Commitment Termination Date (the “Administrative Agent Fee”). The Administrative Agent Fee shall be payable in advance to the Administrative Agent on the Effective Date and on each anniversary date thereof. The Administrative Agent Fee is nonrefundable and shall not be prorated for part of a year and shall be deemed to be earned in full as of the first day of each annual pay period therefor. The Administrative Agent Fee shall not be reduced in the event that Loans are prepaid or the amount of the Commitment is reduced.

                    (c)          Payment of Fees. All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of Facility Fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.

                    Section 2.11          Interest.

                    (a)          ABR Loans. The Tranche A Loans and Tranche B Loans constituting each ABR Borrowing shall bear interest at a rate per annum equal to the Alternate Base Rate.

                    (b)          LIBO Loans. The Tranche A Loans constituting each LIBO Borrowing shall bear interest at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period for such Borrowing plus the Applicable Margin then in effect for Tranche A Loans. The Tranche B Loans constituting a part of each LIBO Borrowing shall bear interest at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period for such Borrowing plus the Applicable Margin in effect for the Tranche B Loans.

                    (c)          Default Interest. Notwithstanding the foregoing, (i) if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration, by mandatory prepayment or otherwise, such overdue amount shall bear interest, after as well as before judgment, and (ii) upon the occurrence and during the continuance of any other Event of Default all principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder shall bear interest, in each case, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided above or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section,

                    (d)          Payment of Interest. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the Commitment Termination Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any LIBO Borrowing prior to the end of the Interest Period therefor, accrued interest on such Borrowing shall be payable on the effective date of such conversion.

                    (e)          Computation. All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

                    Section 2.12          Alternate Rate of Interest. If prior to the commencement of the Interest Period for any LIBO Borrowing:

                    (a)          the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

                    (b)          the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their respective Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or the continuation of any Borrowing as, a LIBO Borrowing shall be ineffective and such Borrowing (unless prepaid) shall be continued as, or converted to, an ABR Borrowing and (ii) if any Borrowing Request requests a LIBO Borrowing, such Borrowing shall be made as an ABR Borrowing.

                    Section 2.13          Increased Costs: Illegality.

                    (a)          Increased Costs Generally. If any Change in Law shall:

          (i)       impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii) impose on any Lender or the London interbank market any other condition affecting this Agreement or LIBO Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lenders of making or maintaining any LIBO Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

                    (b)          Capital Requirements. If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

                    (c)          Certificates from Lenders. A certificate of a Lender setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within thirty (30) days after receipt thereof.

                    (d)          Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than six months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof.

                    (e)          Illegality. Notwithstanding any other provision of this Agreement, if a Change in Law shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender to perform its obligations hereunder to make LIBO Loans or to continue to fund or maintain LIBO Loans hereunder, then, on notice thereof and demand therefor by such Lender to the Borrower through the Administrative Agent, (i) each LIBO Loan will automatically, upon such demand, convert into an ABR Loan and (ii) the obligation of the Lenders to make, or to convert Loans into, LIBO Loans shall be suspended until the Administrative Agent shall notify the Borrower that such Lender has determined that the circumstances causing such suspension no longer exist.

                    Section 2.14          Break Funding Payments. In the event of (a) the payment of any principal of any LIBO Loan other than on the last day of an Interest Period therefor (including as a result of an Event of Default), (b) the conversion of any LIBO Loan other than on the last day of an Interest Period therefor (including pursuant to Section 2.13(e)(i)), (c) the failure to borrow, convert, continue or prepay any LIBO Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice is permitted to be revocable under Section 2.09(c) and is revoked in accordance herewith), or (d) the assignment as a result of a request by the Borrower pursuant to Section 2.17(b) of any LIBO Loan other than on the last day of an Interest Period therefor, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.

                    In the case of a LIBO Loan, the loss to any Lender attributable to any such event shall be deemed to include an amount determined by such Lender to be equal to the excess, if any, of (i) the amount of interest that such Lender would pay for a deposit equal to the principal amount of such Loan for the period from the date of such payment, conversion, failure or assignment to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, convert or continue, the duration of the Interest Period that would have resulted from such borrowing, conversion or continuation) if the interest rate payable on such deposit were equal to the Adjusted LIBO Rate for such Interest Period, over (ii) the amount of interest that such Lender would earn on such principal amount for such period if such Lender were to invest such principal amount for such period at the interest rate that would be bid by such Lender (or an affiliate of such Lender) for Dollar deposits from other banks in the eurodollar market at the commencement of such period.

                    A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

                    Section 2.15          Taxes.

                    (a)          Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or the Lenders (as the case may be) receive an amount equal to the sum they would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

                    (b)          Payment of Taxes by the Borrower. In addition, the Borrower shall pay any Indemnified Taxes and any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

                    (c)          Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent and each Lender, within thirty (30) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

                    (d)          Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

                    (e)          Foreign Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

                    Section 2.16          Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

                    (a)          Payments by the Borrower. The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or under Section 2.13, 2.14, 2.15 and 9.03 and ARTICLE VIII or otherwise) or under any other Loan Document (except to the extent otherwise provided therein) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent in such manner and place as shall from time to time be specified by the Administrative Agent, except as otherwise expressly provided in the relevant Loan Document and payments pursuant to Sections 2.13, 2.14, 2.15 and 9.03 and ARTICLE VIII, which shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder or under any other Loan Document (except to the extent otherwise provided therein) shall be made in Dollars.

                    (b)          Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest, fees and other amounts then due hereunder, such funds shall be applied (i) first, to pay interest, fees and other amounts then due hereunder (except those covered by clause (ii) below of this Section 2.16(b)), ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, to pay principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

                    (c)          Pro Rata Treatment. Except to the extent otherwise provided herein: (i) each Borrowing shall be made from the Lenders, each payment of Facility Fees under Section 2.10 shall be made for account of the Lenders, and each termination or reduction of the amount of the Commitments under Section 2.07 shall be applied to the respective Commitments of the Lenders, pro rata according to the amounts of their respective Commitments; (ii) each Borrowing shall be allocated pro rata among the Lenders according to the amounts of their respective Commitments (in the case of the making of Loans) or their respective Loans that are to be included in such Borrowing (in the case of conversions and continuations of Loans); (iii) each payment or prepayment of principal of Loans by the Borrower shall be made for account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans held by them; and (iv) each payment of interest on Loans by the Borrower shall be made for account of the Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders.

                    (d)          Sharing of Payments by Lenders. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or any fee payable pursuant to Section 2.10(a) resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon and any fee payable pursuant to Section 2.10 (a) then due than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

                    (e)          Presumptions of Payment. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Federal Funds Effective Rate.

                    (f)           Certain Deductions by the Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05 or 2.16(e), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

                    Section 2.17          Mitigation Obligations; Replacement of Lenders.

                    (a)          Designation of a Different Lending Office. If any Lender requests compensation under Section 2.13, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.13 or 2.15, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

                    (b)          Replacement of Lenders. If any Lender requests compensation under Section 2.13, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for account of any Lender pursuant to Section 2.15, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to a consenting assignee that shall assume such obligations (which assignee may be an Eligible Assignee or another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) on or prior to the date of such replacement, and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

                    The Borrower represents and warrants to each of the Lenders and the Administrative Agent that:

                    Section 3.01          Organization; Powers. The Borrower is duly organized, validly existing and in good standing under the laws of the State of Alaska, has all requisite power and authority under applicable law and organizational documents to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

                    Section 3.02          Authorization; Enforceability; Ranking. (i) The Transactions are within the Borrower’s powers (corporate and other) and have been duly authorized by all necessary corporate and, if required, by all necessary Member action. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each of the other Loan Documents when executed and delivered will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                    (ii) The Loans and all other obligations of the Borrower under the Loan Documents rank pari passu with all other senior unsecured and unsubordinated Indebtedness of the Borrower.

                    Section 3.03          Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, the RCA or any Governmental Authority or third party, (b) will not violate or, in any material respect, conflict with any law, rule, regulation (including, without limitation, Regulation T, U or X of the Board), writ, judgment, injunction, decree or award, will not violate or conflict with the Borrower’s Certificate of Incorporation or By-laws or any other organizational documents of the Borrower or any order of any Governmental Authority, (c) will not violate, conflict with or result in a default under the Indenture, any of the Wholesale Power Contracts or Fuel Supply Agreements, or any other material indenture, contract, lease, loan agreement, deed of trust, agreement or other instrument binding upon the Borrower or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower.

                    Section 3.04          Financial Condition. The Borrower has heretofore furnished to the Lenders its (i) consolidated balance sheet and statements of income, Members’ equity and cash flows as of and for the fiscal years ended December 31, 2005, 2006 and 2007, respectively, reported on by KPMG LLP, independent public accountants, and (ii) consolidated balance sheet and statements of income and Members’ equity as of and for the fiscal quarter ended June 30, 2008, certified by the Chief Executive Officer and Chief Financial Officer of the Borrower. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) of the first sentence of this paragraph.

                    Section 3.05          Properties; Insurance.

                    (a)          Property Generally. The Borrower has good title to, or valid leasehold interests in, all its real and personal property, including all rights, licenses, permits, privileges and franchises, subject only to Liens permitted by Section 6.02.

                    (b)          Intellectual Property. The Borrower owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

                    (c)          Insurance. The Borrower maintains, or is covered by, insurance with responsible and reputable insurance companies, in such amounts and covering such risks as is usually and customarily carried by companies engaged in the same or similar businesses and owning or operating similar properties in the same general areas or similar locations in which the Borrower operates. In any event, Borrower maintains insurance in accordance with the requirements of the Indenture.

                    Section 3.06          Litigation, Actions, Suits and Proceedings. There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority now pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower that (i) involve any of the Loan Documents or the Transactions, or (ii), if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

                    Section 3.07          Environmental Matters. The Borrower (i) has not failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has not become subject to any Environmental Liability, (iii) has not received notice of any Environmental Claim or (iv) knows of no basis for any Environmental Liability, which in any of the foregoing instances described in the preceding clauses (i) through (iv) could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

                    Section 3.08          Compliance with Laws and Agreements. The Borrower is in compliance with the Indenture and is in compliance, with all laws, rules, regulations, writs, judgments, decrees, awards and orders of any Governmental Authority applicable to it or its property and with the Indenture (and there has been no default or event of default thereunder), the Wholesale Power Contracts, the Fuel Supply Agreements and all other material indentures, leases, loan agreements, deeds of trust, agreements and other instruments binding upon it or its property, where the failure to comply could reasonably be expected to have a Material Adverse Effect. The Borrower is in compliance with all applicable rules, regulations and orders of the RCA, including any Authorizations. No Default has occurred and is continuing.

                    Section 3.09          Investment and Holding Company Status; Etc. The Borrower is not (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, (b) a “natural gas company” as defined in, or subject to regulation under, the Natural Gas Act of 1938, as amended or (c) a “public utility” under and as defined in the Federal Power Act of 1935, as amended, or (d) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company” as such terms are defined in (and under) the Public Utility Holding Company Act of 2005, as amended, or otherwise subject to regulation under the Public Utility Holding Company Act of 2005, as amended. No approval of the RCA or any other

Governmental Authority is required for the use of any Credit Extension (including the first Credit Extension).

                    Section 3.10          Taxes. The Borrower has timely filed or caused to be filed all Tax returns and reports required to have been filed, and each of such Tax returns and reports has been accurate and complete in all respects. The Borrower has timely paid or caused to be paid all Taxes (including any interest penalties or other additions to such Taxes) required to have been paid by it, except Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower has set aside on its books adequate reserves in accordance with GAAP.

                    Section 3.11          ERISA. No ERISA Event has occurred or is reasonably expected to occur. No Plan of the Borrower is underfunded.

                    Section 3.12         Disclosure. The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect; provided, that for so long as the Borrower is an SEC reporting company, all agreements, instruments and corporate or other restrictions included in exhibits to annual reports, quarterly reports and other reports timely filed or required to be filed by the Borrower with the SEC shall constitute disclosure to the Lenders for purposes of the first clause of this sentence. None of the reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Lenders (including, without limitation, the CIM) in connection with the negotiation of this Agreement and the other Loan Documents or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

                    Section 3.13          Margin Stock. The Borrower is not engaged, directly or indirectly, in the business of extending credit to others or arranging for the extension or maintenance by others of credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of any extension of credit hereunder will be used to purchase or carry any Margin Stock.

                    Section 3.14          Indebtedness and Liens.

                    (a)          Indebtedness. Schedule 3.14(a) is a complete and correct list of each agreement, lease, deed of trust, mortgage, credit agreement, loan agreement, indenture, purchase agreement, Guarantee, letter of credit or other arrangement (other than, for so long as the Borrower is an SEC reporting company, those that have been filed as exhibits to annual reports, quarterly reports and other reports filed by the Borrower with the SEC) providing for or otherwise relating to any Indebtedness or any extension of credit (or commitment for any extension of credit) to, or Guarantee by, the Borrower outstanding on the date hereof the aggregate principal or face amount of which equals or exceeds (or may equal or exceed) $1,000,000 and the aggregate principal or face amount outstanding or that may become outstanding under each such agreement, lease, deed of trust, mortgage, credit agreement, loan agreement, indenture, purchase agreement, Guarantee, letter of credit or other arrangement is correctly described in Schedule 3.14(a) or such exhibits and reports (the “Existing Indebtedness”). The Borrower is in compliance with all covenants and agreements set forth in each of such agreements, leases, deeds of trust, mortgage, credit agreements, loan agreements, indentures, purchase agreements, Guarantees, letters of credit or other arrangements.

                    (b)          Liens. Schedule 3.14(b) is a complete and correct list of each Lien securing Indebtedness of any Person outstanding on the date hereof the aggregate principal or face amount of which equals or exceeds (or may equal or exceed) $1,000,000 and covering any property of the Borrower, and the aggregate Indebtedness secured (or that may be secured) by each such Lien and the property covered by each such Lien is correctly described in Schedule 3.14(b) (the “Existing Liens”).

                    Section 3.15          Subsidiaries. The Borrower has no Subsidiaries. Attached, as Schedule 3.15, is a list of Persons or jointly-owned assets in which the Borrower has an ownership interest and the percentage of such ownership interest.

                    Section 3.16          Solvency. The Borrower is, and after giving effect to each Borrowing hereunder will be, Solvent.

                    Section 3.17          Wholesale Power Contracts. The Borrower has heretofore delivered to the Administrative Agent complete and correct copies of forms of the Wholesale Power Contract and each amendment and supplement agreement thereto, and each of the Wholesale Power Contracts in effect on the date hereof (which are listed in Schedule 3.17) are substantially similar in all respects to such forms. To the best of the Borrower’s knowledge, after due inquiry, there is no condition or circumstance that would impair any Member’s ability to perform its obligations under any Wholesale Power Contract to which it is a party.

                    Section 3.18          Indenture Compliance. No Event of Default (as defined in the Indenture) has occurred and is continuing.

                    Section 3.19          Labor Disputes; Natural Disasters. Neither the business nor the properties of the Borrower are currently affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, terrorism, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that could be reasonably expected to have a Material Adverse Effect.

ARTICLE IV

CONDITIONS

                    Section 4.01          Effective Date.

                    (a)          This Agreement shall, despite its date, not be effective until the date on which the last of the following conditions precedent have been satisfied (or such conditions shall have been waived in accordance with Section 9.02).

                    (b)          Closing Deliverables. The Administrative Agent shall have received on the date hereof the following, each dated as of the date hereof (unless otherwise specified), in form and substance satisfactory to the Administrative Agent (unless otherwise specified):

            (i)          From each party hereto either (1) a counterpart of this Agreement signed on behalf of such party or (2) written evidence satisfactory to the Administrative Agent (which may include facsimile or electronic transmission of a signed signature page to this Agreement, so long as such transmission is promptly followed by hard copy originals of the same) that such party has signed a counterpart of this Agreement.

(ii) Originally executed copies of such Notes as any Lender shall have requested.

          (iii)          Certified copies of the resolutions of the Board of Directors of the Borrower approving this Agreement and the Transactions, and of all other material third party approvals and consents, if any, with respect to this Agreement and Transactions.

          (iv)            A copy of a certificate or certificates of the Commissioner of Commerce and Economic Development of State of Alaska, dated as of a recent date satisfactory to the Administrative Agent, certifying (i) as to a true and correct copy of the organizational documents of the Borrower and each amendment thereto on file in such Secretary’s office and (ii) that the Borrower is duly organized and in good standing under the laws of the State of Alaska.

          (v)            A certificate of the Borrower, signed by two of its Responsible Officers, certifying to the best of their knowledge after due inquiry (A) the truth of the representations and warranties contained in the Loan Documents as of the date hereof, (B) the absence of any event occurring and continuing, or resulting from the execution of this Agreement or the other Loan Documents or the initial Borrowing (deeming an initial Borrowing of at least $1.00 to occur on the date hereof), that constitutes a Default and (C) the absence of any condition or circumstance occurring and continuing that would impair any Member’s ability to perform its payment obligations under any Wholesale Power Contract to which it is a party.

          (vi)            A certificate of the Secretary or an Assistant Secretary of the Borrower certifying as to (A) the absence of any amendments to the Certificate of Incorporation of the Borrower since the date of the Secretary of State’s certificate referred to in Section 4.01(b)(iv), (B) a true and correct copy of the bylaws of the Borrower as in effect on the date on which the resolutions referred to in Section 4.01 (b)(iii) were adopted and on the date hereof, (C) the due organization and good standing or valid existence of the Borrower as a company organized under the laws of the State of Alaska, and the absence of any proceeding for the dissolution or liquidation of the Borrower, and (D) the names and true signatures of the officers of the Borrower authorized to sign each Loan Document to which it is or is to be a party and the other documents to be delivered hereunder and thereunder.

          (vii)         A certificate in substantially the form of Exhibit E hereto attesting to the Solvency of the Borrower before and after giving effect to the closing of the Transactions, from the Borrower’s Chief Executive Officer and Chief Financial Officer.

          (viii)        Such financial, business and other information regarding the Borrower as the Administrative Agent or the Lenders shall have requested, which information shall be satisfactory to the Administrative Agent and the Lenders, including, without limitation, information as to possible contingent liabilities, tax matters, environmental matters, obligations under Plans and Multiemployer Plans, collective bargaining agreements and other arrangements with employees, and forecasts prepared by management of the Borrower of balance sheets, income statements and cash flow statements on an annual basis for each year thereafter until the Commitment Termination Date.

(ix) Evidence of insurance satisfying the requirements of Section 5.05.

          (x)           Favorable written opinions (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of counsel for the Borrower, substantially in the form of Exhibit F, and covering such other matters relating to the Borrower, the Loan Documents or the Transactions as the Joint Lead Arrangers shall reasonably request (and the Borrower hereby instructs such counsel to deliver such opinion to the Lenders and the Administrative Agent).

          (xi)          Each other Loan Document not mentioned above in this Section 4.01 and any other documents, in each case, as reasonably requested by the Administrative Agent or any Lender or counsel to the Administrative Agent.

                    (c)          Material Adverse Effect. Since December 31, 2007 and through the date on which the last of the conditions precedent set forth in this Section 4.01 is satisfied, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration or governmental investigation or proceeding), whether singularly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, there shall have been no material adverse change in, or a material adverse effect on (a) the business, assets, liabilities (actual or contingent), operations or condition (financial or otherwise) of the Borrower, (b) the ability of the Borrower to pay any amounts due, or otherwise perform its obligations, under this Agreement or any of the other Loan Documents or (c) the rights of or benefits available to any Lender or the Administrative Agent under this Agreement or any of the other Loan Documents.

                    (d)          Authorizations. All Authorizations shall have been obtained and been provided to the Administrative Agent (without the imposition of any conditions that are not acceptable to the Lenders) and shall remain in effect; all applicable waiting periods in connection with the Transactions shall have expired without any action being taken by any competent authority, and no law or regulation shall be applicable in the reasonable judgment of the Lenders that restrains, prevents or imposes materially adverse conditions upon the Transactions.

                    (e)          Wholesale Power Contracts. The Administrative Agent shall have received certified copies of each of the Wholesale Power Contracts listed on Schedule 3.17.

                    (f)          Compliance with Material Contracts. The Borrower shall be in compliance with all existing material contractual obligations.

                    (g)          Indenture. The Administrative Agent shall have received certified copies of the Indenture and any supplements and amendments thereto as in effect on the date the last of the conditions precedent set forth in this Section 4.01 is satisfied.

                    (h)          Payment of Fees and Expenses. The Borrower shall pay all fees on or prior to the date of execution of this Agreement as the Borrower shall have agreed to pay to any Lender or the Administrative Agent or the Joint Lead Arrangers in connection herewith, including the reasonable fees and expenses of counsel to the Administrative Agent and the Joint Lead Arrangers, in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Loan Documents.

The Administrative Agent shall, immediately after all of the conditions under this Section have been met, notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) on or prior to 3:00 p.m., New York City time, on October 10, 2008 (and, in the event such conditions are not so satisfied or waived, the Commitments shall automatically terminate at such time).

                    Section 4.02          Each Credit Event. The obligation of each Lender to make any Loan (each, a “Credit Extension”) is subject to the satisfaction of the following conditions:

                    (a)          the representations and warranties of the Borrower set forth in this Agreement (except those set forth in Section 3.06 and Section 4.0l(c)) and in the other Loan Documents shall be true and correct on and as of the date of the applicable Credit Extension, other than any such representations or warranties that, by their terms, refer to a specific date other than the date of such Credit Extension, in which case such representations and warranties shall be true and correct as of such specific date; and

                    (b)          no Default shall have occurred and be continuing, or would result from, or be caused by, such Credit Extension or from the application of the proceeds therefrom.

Each Borrowing shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in this Section.

ARTICLE V

AFFIRMATIVE COVENANTS

                    Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Borrower covenants and agrees with the Lenders that:

                    Section 5.01          Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent (who will furnish a copy thereof to each Lender):

                     (a)          within one hundred five (105) days after the end of each fiscal year of the Borrower beginning with the fiscal year ending on December 31, 2008, the audited balance sheet and related statements of operations, owners’ equity and cash flows of the Borrower as of the end of and such year, setting forth, in each case, in comparative form the figures for the previous fiscal year and, if applicable, the previous fiscal quarter, all reported on by KPMG LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such financial statements present fairly in all material respects the financial condition and results of operations of the Borrower in accordance with GAAP consistently applied;

                     (b)          within fifty (50) days after the end of each of the first three fiscal quarters of each fiscal year of the ‘Borrower, the balance sheet and related statements of operations, owners’ equity and cash flows of the Borrower as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for (or, in the case of the balance sheet, as of the end of) the corresponding period or periods of the previous fiscal year, all certified by the Chief Executive Officer and the Chief Financial Officer of the Borrower as presenting fairly in all material respects the financial condition and results of operations of the Borrower in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

                       (c)          (1) concurrently with any delivery of financial statements under clause (a) or (b) of this Section, a certificate of the Chief Executive Officer and the Chief Financial Officer, substantially in the form of Exhibit G, (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.08 and (iii) to the extent not otherwise stated in such financial statements or in financial statements previously delivered to the Administrative Agent, stating whether any change in GAAP or in the application thereof has occurred since the date of the first financial statements referred to in Section 5.01 (a) and (b) above and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

                     (d)          concurrently with any delivery of financial statements under clause (a) of this Section, (i) a statement of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines) and (ii) to the extent any Wholesale Power Contracts then in effect have not been filed as exhibits to reports filed by the Company with the SEC, a certificate of a Responsible Officer setting forth a complete and correct list of such Wholesale Power Contracts then in effect;

                     (e)          concurrently with the delivery of financial statements under clause (a) or (b) of this Section, a certificate of a Responsible Officer setting forth a complete and correct list of the following items to the extent not set forth in reports filed by the Company with the SEC: (i) each agreement, lease, deed of trust, mortgage, credit agreement, loan agreement, indenture, purchase agreement, Guarantee, letter of credit or other arrangement providing for or otherwise relating to any Indebtedness or any extension of credit (or commitment for any extension of credit) to, or Guarantee by, the Borrower outstanding on the date of any such financial statements the aggregate principal or face amount of which equals or exceeds (or may equal or exceed) $1,000,000, and the aggregate principal or face amount outstanding or that may become outstanding under each such agreement, lease, deed of trust, mortgage, credit agreement, loan agreement, indenture, purchase agreement, Guarantee, letter of credit or other arrangement and (ii) each Lien securing Indebtedness of any Person outstanding on the date of any such financial statement the aggregate principal or face amount of which equals or exceeds (or may equal or exceed) $1,000,000 and covering any property of the Borrower, and the aggregate Indebtedness secured (or that may be secured) by each such Lien and the property covered by each such Lien;

                    (f)          except for tax returns, promptly after the same become publicly available, copies of all material periodic and other reports and other material documents or materials filed by the Borrower with the SEC, FERC, the RCA or any other Governmental Authorities or distributed by the Borrower to its owners generally, as the case may be, and promptly following any request therefor by any Lender (through the Administrative Agent), copies of all periodic and other reports and other materials filed by the Borrower with any applicable Governmental Authority;

                    (g)          (i) concurrently with the delivery thereof to any holder of obligations under the Indenture, or to any trustee, agent or representative therefor, copies of all notices and reports delivered by Borrower pursuant to the terms of documentation governing the obligations under the Indenture, (ii) promptly upon receipt thereof, copies of any notices relating to the Indenture received from any holder of obligations under the Indenture, or any trustee, agent or representative therefor; and (iii) promptly upon the execution thereof, copies of any supplements, amendments or other modifications or agreements with respect to the Indenture; and

                    (h)          promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or compliance with the terms of this Agreement and the other Loan Documents, as the Administrative Agent or any Lender may reasonably request.

                    Section 5.02          Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

                    (a)          (i) the occurrence of any Default, (ii) the occurrence or existence of any event or circumstance that foreseeably will become a Default, and (iii) the occurrence or existence of any event or circumstance that would cause the condition to Borrowing set forth in subsection 4.02(a) not to be satisfied if a Borrowing were requested on or after the date of such event or circumstance;

                    (b)          the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any of its Affiliates that, (i) if adversely determined, could reasonably be expected to result in a Material Adverse Effect, or (ii) in which the relief sought is an injunction or other stay of the performance of this Agreement or any other Loan Document;

                    (c)          the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower in an aggregate amount exceeding $5,000,000;

                    (d)          the existence or assertion of any Environmental Claim by any Person against, or with respect to the activities of, the Borrower and any alleged violation of or liability under any Environmental Laws that, if adversely determined, could (either individually or in the aggregate) reasonably be expected to have a Material Adverse Effect;

                    (e)          any modification or supplement to a Wholesale Power Contract that will result in a change thereto that is or could reasonably be expected to be materially adverse to the Borrower or otherwise have a Material Adverse Effect;

                    (f)          the commencement of any proceeding by or before any Governmental Authority seeking the cancellation, termination (including by means of non-renewal), limitation, adverse modification or adverse conditioning of any Authorization; and

                    (g)          any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

                    Section 5.03          Existence; Conduct of Business. The Borrower will do or cause to be done all things necessary to preserve, renew and keep in full force and effect (a) its legal existence, (b) the Authorizations, and (c) all the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

                    Section 5.04          Payment of Obligations (including Taxes). The Borrower will pay its material Indebtedness (including, without limitation, all Material Indebtedness), any federal income Tax and all other material Tax liabilities, and all other material obligations, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (c) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation and (d) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

                    Section 5.05          Maintenance of Properties; Insurance. (a) The Borrower will cause all of its properties used or useful in the conduct of its business to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Borrower may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this Section shall prevent the Borrower from discontinuing the operation and maintenance of any of its properties if such discontinuance is, in the judgment of the Borrower, desirable in the conduct of its business and not disadvantageous in any respect to the Lenders.

                    (b)          The Borrower will at all times keep all its property of an insurable nature and of the character usually insured by companies operating the same or similar properties, insured in amounts usually and customarily carried, and against loss or damage from such causes as are customarily insured against, by similar companies, but in any event, Borrower will maintain insurance in accordance with the requirements of the Indenture. All such insurance shall be effected with financially sound and reputable insurance carriers.

                    Section 5.06          Books and Records; Inspection Rights. The Borrower will keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

                    Section 5.07          Compliance with Laws and Agreements. The Borrower will comply with all laws, rules, regulations, writs, judgments, decrees, awards and orders, including Environmental Laws and ERISA, of any Governmental Authority applicable to it or its property, including the payment of any fees required by any Governmental Authority, with all reporting and accounting requirements and with all indentures, leases, loan agreements, deeds of trust, agreements and other instruments binding upon it or its property (for the avoidance of doubt, nothing in this Section 5.07 or elsewhere in this Agreement shall prohibit the Borrower from entering into any supplements or amendments to the Indenture), where the failure to comply could reasonably be expected to have a Material Adverse Effect.

                    Section 5.08          Use of Proceeds. Extensions of credit hereunder shall be used solely as a liquidity facility to support the issuance by the Borrower of commercial paper only in the event of a disruption in the commercial paper market that prohibits the Borrower from rolling over or renewing its relevant outstanding commercial paper but not as a result of changes in prices or pricing of commercial paper generally or of the Borrower in particular; provided that neither the Administrative Agent nor any Lender shall have any responsibility as to the use of any such proceeds. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Margin Regulations or other laws.

                    Section 5.09          Identification of Parties. The Borrower will comply with all requests by or on behalf of the Lenders, or any of them, for information concerning the identification of the Borrower, including, without limitation, its corporate organization, place or places of business, operations and registration or qualification to do business in any place, senior management, and principal ownership, for purposes of complying with the Bank Secrecy Act, P.L. 97 258 (September 13,1982), as amended, and all regulations adopted thereunder and the Patriot Act, and for information concerning the use or destination of the proceeds of the Loans, for purposes of complying with the Trading With the Enemy Act of 1917, ch. 106, 40 Stat. 411 (October 6, 1917), as amended, and all regulations adopted and executive orders issued thereunder.

                    Section 5.10 Ranking. The Borrower will cause the Loans and all other obligations of the Borrower under the Loan Documents at all times to rank pari passu with all other senior unsecured and unsubordinated Indebtedness of the Borrower.

                    Section 5.11 Maintenance of Credit Ratings. The Borrower shall (i) prior to its initial issuance of any commercial paper obtain, and thereafter at all times maintain, a commercial paper rating from any two of S&P, Moody’s and Fitch, and (ii) at all times maintain any two of (x) an issuer credit rating from S&P, (y) a senior unsecured long-term debt rating from Moody’s and (z) a long-term senior debt rating from Fitch.

ARTICLE VI

NEGATIVE COVENANTS; FINANCIAL COVENANTS

                    Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, the Borrower covenants and agrees with the Lenders that:

                    Section 6.01          Indebtedness. The Borrower will not create, incur, assume or permit to exist any Indebtedness, except:

                    (a)          Indebtedness of the Borrower created hereunder;

                    (b)          any Indebtedness of the Borrower issued and incurred under the Indenture;

                    (c)          Indebtedness incurred pursuant to the Borrower’s commercial paper program for which this Agreement acts as a liquidity facility, in an aggregate amount not to exceed $300,000,000 at any time outstanding;

                    (d)          Indebtedness of the Borrower incurred to finance the required purchase by the Borrower of CFC Capital Term Certificates;

                    (e)          Indebtedness (other than the Indebtedness referred to in clauses (a), (b), (c), or (d) of this Section 6.01) in an aggregate amount not to exceed $100,000,000 at any time outstanding; provided, that in the event the Borrower enters into any additional commercial paper programs supported by any additional unsecured liquidity credit facilities (and not this Agreement), then in calculating unsecured Indebtedness permitted by this clause (d) of this Section 6.01, the Borrower may only count the aggregate amount outstanding under either such additional commercial paper programs or such additional unsecured liquidity credit facilities, but not both; or

                    (f)          Existing Indebtedness outstanding on the date of this Agreement and listed in Schedule 3.14(a) as of the date of this Agreement, including any extension, renewal or refinancing thereof; provided that such extended, renewed or refinanced Indebtedness is in a principal amount no greater than the Indebtedness being extended, renewed or repaid (excluding fees, including any consent fees, payable in connection with the issuance of any extension, renewal or repaid Indebtedness), and has a final maturity that is at least equal to or longer than and an average life that is at least equal to or greater than the Indebtedness being extended, renewed or repaid.

                    Section 6.02          Security Interests. The Borrower will not create, assume or suffer to exist any Security Interest (as defined below) on any property or assets now owned or hereafter acquired by the Borrower without equally and ratably securing all of the obligations of the Borrower to the Lenders under the Loan Documents (including the Loans), except Security Interests securing amounts not to exceed in the aggregate $5,000,000 at any one time outstanding. As used in this Section 6.02, the term “Security Interest” with respect to any property as assets means any mortgage, lien, pledge, charge, security interest or other encumbrance of any kind in respect of such property or assets (other than a lien or security interest arising by operation of law) securing repayment of borrowed money or the obligation to pay the deferred purchase price for property or services (but excluding, in any case, any sale and leaseback agreement or other similar agreement).

                    Section 6.03          Fundamental Changes; No Subsidiaries.

                    (a)          The Borrower will not enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution). The Borrower will not acquire any business or property or assets from, or capital stock of, or be a party to any acquisition of, any Person or otherwise except for (i) purchases of inventory and other property to be sold or used in the ordinary course of business (including any use of the proceeds of any Indebtedness incurred by the Borrower pursuant to Section 6.01(b) or Section 6.01(c)) and (ii) Investments permitted under Section 6.05(f). The Borrower will not convey, sell, lease (as lessor), transfer or otherwise dispose of, in one transaction or a series of transactions, any part of its business, property or assets, whether now owned or hereafter acquired (including the receivables and leasehold interests, but excluding (v) Casualty Events, (w) unimproved parcels of real property not being used for the Borrower’s business, (x) obsolete or worn-out property, tools or equipment no longer used or useful in its business so long as the amount thereof sold in any single fiscal year by the Borrower shall not have a fair market value in excess of $5,000,000, (y) any inventory or other property sold or disposed of in the ordinary course of business and on usual and customary business terms and (z) other property sold or disposed of so long as the amount thereof sold or otherwise disposed of in any single fiscal year of the Borrower shall not have a fair market value in excess of $10,000,000.

                    (b)          The Borrower shall not, and shall not cause to, establish, create or maintain any Subsidiary of the Borrower.

                    Section 6.04          Lines of Business. The Borrower will not engage to any material extent in any business other than the business of providing electric power and energy to its Members as described in the CIM.

                    Section 6.05          Investments. The Borrower will not make or permit to remain outstanding any Investments except:

                    (a)           Investments outstanding on the date hereof and set forth on Schedule 6.05(a);

                    (b)          operating deposit accounts with banks;

                    (c)          Permitted Investments (including the purchase or other acquisition by the Borrower of CFC Capital Term Certificates and of CoBank Equity Interests);

                    (d)          Hedging Agreements entered into in the ordinary course of the Borrower’s business and not for speculative purposes;

                    (e)          Investments consisting of security deposits or payment or performance bonds made in the ordinary course of business; and

                    (f)          additional Investments up to but not exceeding $10,000,000 in the aggregate.

                    Section 6.06          Transactions with Affiliates. The Borrower will not sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except transactions in the ordinary course of business at prices and on terms and conditions that are, in the aggregate, not less favorable to the Borrower than would reasonably be obtained on an arm’s-length basis from unrelated third parties.

                    Section 6.07          Restrictive Agreements. The Borrower will not directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of the Borrower to create, incur or permit to exist any Lien upon any of its property or assets; provided that this Section 6.07 shall not apply to:

(i) restrictions and conditions imposed by law or by the Loan Documents;

          (ii)         restrictions and conditions existing on the date hereof identified on Schedule 6.07 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition);

          (iii)         restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness; and

(iv) customary provisions in leases and other contracts restricting the assignment thereof.

                    Section 6.08          Certain Financial Covenants.

                    (a)          Margins for Interest. The Borrower shall maintain a minimum Margins for Interest of at least 1.10 times Interest Charges for each fiscal year, calculated using the average Margins for Interest of the two best years out of the three fiscal years then most recently ended (commencing with the Borrower’s fiscal year ended December 31, 2008).

                     (b)          Margins and Equities. The Borrower shall maintain a minimum Consolidated Margins and Equities of $100,000,000, excluding any unrealized gain or loss on any Hedging Agreement, tested at the end of each fiscal quarter and at fiscal year end of the Borrower.

                    Section 6.09          Certain Documents; Accounting Changes.

                    (a)          Corporate Documents. The Borrower will not consent to any modification, supplement or waiver of any of the provisions of its charter, bylaws or any other constituent document of the Borrower that would have an adverse effect on the rights of the Administrative Agent or the Lenders under the Loan Documents without the prior consent of the Administrative Agent (with the approval of the Required Lenders).

                    (b)          Wholesale Power Contracts. The Borrower will not terminate early, and will not consent to the early termination of, any one or more Wholesale Power Contracts that, individually or in the aggregate, represent 20% or more of the Borrower’s revenue base.

                    (c)          Accounting Changes. The Borrower shall not make or permit any change in (i) accounting policies or reporting practices, except as required by applicable law or as otherwise in compliance with generally accepted accounting principles, or (ii) the last day of its fiscal year from December 31, or the last days of the first three fiscal quarters in each of its fiscal years from March 31, June 30, and September 30, respectively.

ARTICLE VII

EVENTS OF DEFAULT; REMEDIES

                     Section 7.01          Events of Default.

                    Subject to the proviso at the end of this Section 7.01, any of the following shall constitute an event of default hereunder and under the other Loan Documents (each, an “Event of Default”):

                    (a)          the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

                    (b)          the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) or (d) of this Section 7.01) payable under this Agreement or under any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) or more Business Days;

                    (c)          any representation or warranty made or deemed made by or on behalf of the Borrower in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or in any report, certificate, financial statement or other document prepared or furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, shall prove to have been incorrect when made or deemed made;

                    (d)          the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 2.09(b), 5.01, 5.02, 5.03 (with respect to the Borrower’s existence) or 5.08, or in ARTICLE VI;

                    (e)          the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Section 7.01) or any other Loan Document and such failure shall continue unremedied for a period of thirty (30) or more days after the earlier of (i) a Responsible Officer becoming aware thereof and (ii) receipt by Borrower of notice thereof from the Administrative Agent (given at the request of any Lender) to the Borrower;

                    (f)          the Borrower shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable beyond any applicable grace period;

                    (g)         any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof (other than by (x) a regularly scheduled prepayment or redemption or (y) mandatory prepayments or redemptions required by the terms of any such Material Indebtedness upon the disposition of assets, the issuance of equity or additional indebtedness or a Casualty Event) prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

                    (h)         an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for a period of sixty (60) or more days or an order or decree approving or ordering any of the foregoing shall be entered;

                    (i)          the Borrower shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section 7.01, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

                    (j)           the Borrower shall become unable to pay its debts as they become due, generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally;

                    (k)          one or more judgments for the payment of money in an aggregate amount in excess of $10,000,000 shall be rendered against the Borrower or any combination thereof and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower to enforce any such judgment;

                    (l)          any non-monetary judgment or order shall be rendered against the Borrower that could reasonably be expected to have a Material Adverse Effect, and there shall be a period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

                    (m)          an ERISA Event shall have occurred that, in the reasonable opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Borrower incurring liability or an obligation in excess of $10,000,000;

                    (n)          any Loan Document shall at any time for any reason cease to be valid and binding or in full force and effect (other than upon expiration in accordance with the terms thereof), or performance of any material obligation thereunder shall become unlawful, or the Borrower shall so assert or contest the validity or enforceability thereof;

                    (o)          any one or more Members of the Borrower shall default in the performance of any payment obligations under its or their Wholesale Power Contracts where the aggregate principal amount of such default or defaults exceeds $10,000,000;

                    (p)          any one or more Members of the Borrower shall obtain any judgment, ruling or other order (whether or not such judgment, ruling or other order is final, appealable or subject to appeal) from any judicial, arbitral or regulatory authority providing as a remedy the declaration of the unenforceability or the material adverse modification of its or their Wholesale Power Contracts which, individually or in the aggregate, represent more than 20% of the Borrower’s revenue base (unless the effectiveness of such judgment, ruling or other order is stayed or otherwise suspended to the satisfaction of the Required Lenders in their reasonable discretion); provided, that while any such judicial, arbitral or regulatory proceeding is pending but before any judgment, ruling or other order is rendered with respect thereto, if any such challenging Member or Members is in default of any payment obligation or any other material obligation meeting the condition described in Subsection 7.01(o), such default shall constitute an Event of Default under this Section 7.01(p) regardless of the outcome of the related proceeding;

                    (q)          a Change in Control shall occur;

provided, however, that if no Loan is outstanding at the time any event or circumstance specified in paragraphs (c), (d), (e), (f), (g), (l), and (m) of this Section 7.01 shall occur or arise, then any such event or circumstance shall not be deemed an Event of Default, but the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, declare the Commitment of each Bank to make Loans to be terminated, whereupon such Commitments shall forthwith be terminated and the Borrower shall promptly pay to the Administrative Agent all accrued but unpaid amounts then outstanding under this Agreement or under any other Loan Document; provided further, however, that:

(i) the Borrower shall promptly notify the Administrative Agent and each Lender of any such event or circumstance, and

(ii) the obligation of each Lender to make any Loan hereunder shall be immediately suspended for so long as any such event or circumstance shall continue to exist.

                    Section 7.02          Remedies. If any Event of Default occurs (other than an Event of Default with respect to the Borrower described in clause (h) or (i) of Section 7.01), and at any time thereafter during the continuance of such Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any one or more of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and (iii) exercise the rights and remedies contemplated by any one or more of the Loan Documents or by applicable law or equity; and in case of any event with respect to the Borrower described in clause (h) or (i) of Section 7.01, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder and under the other Loan Documents shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

                    Section 8.01         Appointment. Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

                    Section 8.02          Administrative Agent in its Individual Capacity. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Affiliate thereof as if it were not the Administrative Agent hereunder.

                    Section 8.03          Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders, and (c) except as expressly set forth herein and in the other Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders or all Lenders where unanimity is required or in the absence of its own gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction.

                    Section 8.04          Notice of Default. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in ARTICLE IV or elsewhere herein or therein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

                    Section 8.05          Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

                    Section 8.06          Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

                    Section 8.07          Successor Administrative Agent. The Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders with the consent of the Borrower (which shall not be unreasonably withheld or delayed) shall have the right to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent’s resignation shall nonetheless become effective and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and (2) the Required Lenders shall perform the duties of the Administrative Agent (and all payments and communications provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly) until such time as the Required Lenders appoint a successor agent as provided for above in this paragraph. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

                    Section 8.08         Non-Reliance on Administrative Agent and other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

                    Section 8.09          Loan Document Amendments. Except as otherwise provided in Section 9.02(b) with respect to this Agreement, the Administrative Agent may, with the prior consent of the Required Lenders (but not otherwise), consent to any amendment modification or waiver under any of the Loan Documents.

                    Section 8.10          Indemnification.

                    (a)          Each Lender severally agrees to indemnify the Administrative Agent (to the extent not promptly reimbursed by the Borrower) from and against such Lender’s Applicable Percentage of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by the Administrative Agent under the Loan Documents (collectively, the “Indemnified Costs”); provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrower under Section 9.03, to the extent that the Administrative Agent is not promptly reimbursed for such costs and expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this ARTICLE VIII applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person.

                    (b)          The failure of any Lender to reimburse the Administrative Agent promptly upon demand for its ratable share of any amount required to be paid by the Lenders to the Administrative Agent as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse the Administrative Agent for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse the Administrative Agent for such other Lender’s ratable share of such amount. Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this ARTICLE VIII shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.

ARTICLE IX

MISCELLANEOUS

                    Section 9.01          Notices.

                    (a)          Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(i) if to the Borrower, to it at 5601 Electron Drive, Anchorage Alaska 99518, Attention of Chief Financial Officer;

          (ii)          if to the Administrative Agent, to National Rural Utilities Cooperative Finance Corporation, 2201 Cooperative Way, Herndon, VA 20171, Attention of Loan Syndication, (Facsimile No. (703) 707-5053; Telephone No. (703) 709-2053);

(iii) if to a Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

                    (b)          Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to ARTICLE II if such Lender has notified the Administrative Agent that it is incapable of receiving or it is against its internal policies to receive notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

                    Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address as permitted hereby shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website as permitted hereby shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

                    (c)          Changes to Notice Information. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto (or, in the case of any such change by a Lender, by notice to the Borrower and the Administrative Agent).

                    Section 9.02          Waivers; Amendments.

                    (a)          No Deemed Waivers; Remedies Cumulative. No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

                    (b)          Amendments. No provision of this Agreement or any other Loan Document may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall:

(i) increase the Commitment of any Lender without the written consent of such Lender;

(ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby;

          (iii)        postpone the scheduled date of payment of the principal amount of any Loan or any interest thereon, or any fees or other amounts payable hereunder, or reduce the amount of, waive or excuse any such payment or postpone the Commitment Termination Date without the written consent of each Lender affected thereby;

(iv) change Section 2.16(d) without the consent of each Lender affected thereby; or

          (v)         change any of the provisions of this Section or the percentage in the definition of the term “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(vi) release any guarantor from its obligations of any guarantee of the Indebtedness hereunder without the written consent of each Lender; and

provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent. In addition, whenever a waiver, amendment or modification requires the consent of a Lender “adversely affected” thereby, such wavier, amendment or modification shall, upon consent of such Lender, be effective as to such Lender whether or not it becomes effective as to any other Lender, so long as the Required Lenders consent to such waiver, amendment or modification as provided above.

                    For purposes of this Section, the “scheduled date of payment” of any amount shall refer to the date of payment of such amount specified in this Agreement, and shall not refer to a date or other event specified for the mandatory or optional prepayment of such amount.

                    Section 9.03          Expenses; Indemnity; Damage Waiver.

                    (a)          Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for CFC, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, or any Lender (or, if no Default then exists or is continuing, one special counsel and one local counsel for all of the Lenders), in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section, or in connection with the Loans made, including in connection with any workout, restructuring or negotiations in respect thereof and (iii) all fees as the Borrower shall have agreed to pay to any Lender or the Administrative Agent or the Lead Arranger in connection herewith, which are, or are to become, due after the date of this Agreement, including the reasonable fees and expenses of counsel to the Administrative Agent and the Lead Arranger, in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Loan Documents (including the preparation and distribution of “closing documents and binders”) and the extensions of credit hereunder.

                    (b)          Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for such Indemnitee, incurred by or asserted against such Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing (whether brought by any third party or by the Borrower), whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. No Indemnitee referred to in this Section 9.03(b) shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

                    (c)          Reimbursement by Lenders. To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

                    (d)          Waiver by the Borrower of Indirect or Consequential Damages. To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any other party hereto, on any theory of liability, for indirect or consequential damages (as opposed to direct or actual damages) arising out of, or in connection with, or as a result of the Transactions.

                    (e)          Payments. All amounts due under this Section shall be payable promptly after written demand therefor.

                    Section 9.04          Successors and Assigns.

                    (a)          Assignments Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

                    (b)          Assignments by Lenders.

           (i)          Assignments Generally. Subject to the conditions set forth in clause (ii) below, any Lender may assign to one or more other Lenders or Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

          (A) the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund, or, if a Default or Event of Default has occurred and is continuing, any other assignee; and

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment to a then existing Lender; and

(ii) Certain Conditions to Assignments. Assignments shall be subject to the following additional conditions:

          (A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the applicable Administrative Agent) shall not be less than $10,000,000 unless each of the Borrower and the Administrative Agent otherwise consent; provided that no such consent of the Borrower shall be required if a Default or Event of Default has occurred and is continuing;

          (B) each partial assignment of any Commitments and Loans shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement in respect of such Commitments and Loans;

          (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption in substantially the form of Exhibit A hereto, together with a processing and recordation fee of $3,500 (for which the Borrower shall not be obligated and provided that only one such fee shall be payable in the event of simultaneous assignments to or from one or more affiliated Approved Funds); and

(D) the assignee, if it shall not already be a Lender, shall be an Eligible Assignee and shall deliver to the Administrative Agent an Administrative Questionnaire.

           (iii)         Effectiveness of Assignments. Subject to acceptance and recording thereof pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.14, 2.15 and 9.03 and ARTICLE VIII). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.

                    (c)          Maintenance of Register by Administrative Agent. The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in Herndon, Virginia a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

                    (d)          Acceptance of Assignments by Administrative Agent. Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section, any written consent to such assignment required by paragraph (b) of this Section and any other document reasonably requested by the Administrative Agent, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

                    (e)          Participations. Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitments and Loans owing to it); provided that (i) such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (f) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.13, 2.14 and 2.15 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.16(d) as though it were a Lender hereunder.

                    (f)          Limitations on Rights of Participants. A Participant shall not be entitled to receive any greater payment under Section 2.13, 2.14 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.15 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.15(e) as though it were a Lender and in the case of a Participant claiming exemption for portfolio interest under Section 871(h) or 881(c) of the Code, the applicable Lender shall provide the Borrower with satisfactory evidence that the participation is in registered form and shall permit the Borrower to review the Register as reasonably needed for the Borrower to comply with its obligations under applicable laws and regulations.

                    (g)          Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or assignment to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

                    (h)          No Assignments to the Borrower or Affiliates. Anything in this Section to the contrary notwithstanding, no Lender may assign or participate any interest in any Loan held by it hereunder to the Borrower or any of its Affiliates without the prior consent of each Lender.

                    Section 9.05          Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.13, 2.14, 2.15 and 9.03 and ARTICLE VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans and the Commitments or the termination of this Agreement or any provision hereof

                    Section 9.06         Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract between and among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

                    Section 9.07         Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

                    Section 9.08          Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

                    Section 9.09          Governing Law; Jurisdiction; Etc.

                    (a)          Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York.

                    (b)          Submission to Jurisdiction. The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

                    (c)          Waiver of Venue. The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

                    (d)          Service of Process. The Borrower hereby irrevocably appoints CT Corporation System, with offices as of the date of this Agreement at 111 8th Avenue, 13th Floor, New York, New York 10011, as its authorized agent for service of process in relation to any action, suit or proceeding before any courts located in the State of New York in connection with this Agreement and all other Loan Documents, and the Borrower agrees that service of process in respect of it to CT Corporation System shall be effective service of process upon it in such action, suit or proceeding. The Borrower further agrees that any failure of CT Corporation System to give notice to the Borrower of any such service shall not impair or affect the validity of such service of any judgment rendered in any such action, suit or proceeding. Each other party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

                    Section 9.10        WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT

OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

                    Section 9.11          Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

                    Section 9.12          Treatment of Certain Information; Confidentiality.

                    (a)          Treatment of Certain Information. The Borrower acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Borrower (in connection with this Agreement or otherwise) by any Lender or by one or more subsidiaries or affiliates of such Lender and the Borrower hereby authorizes each Lender to share any information delivered to such Lender by the Borrower pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such subsidiary or affiliate, it being understood that any such subsidiary or affiliate receiving such information shall be bound by the provisions of paragraph (b) of this Section as if it were a Lender hereunder. Such authorization shall survive the repayment of the Loans, the expiration or termination the Commitments or the termination of this Agreement or any provision hereof.

                    (b)          Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this paragraph, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this paragraph or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

                    For purposes of this paragraph, “Information” means all information received from the Borrower relating to the Borrower or any of its businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower, provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

                    Section 9.13          USA PATRIOT Act. Each Lender subject to the Patriot Act hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

                    Section 9.14          Transaction Titles. Notwithstanding anything herein to the contrary, the party identified on the cover page hereof as the Lead Arranger shall not have any duties or liabilities under this Agreement, except in its capacity as a Lender.

[Remainder of this page intentionally left blank.]

                    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CHUGACH ELECTRIC ASSOCIATION, INC.

By:

Name: Bradley W. Evans
Title: Chief Executive Officer

By:

Name: Michael R. Cunningham
Title: Chief Financial Officer

Signature Page to Credit Agreement

LENDERS:

NATIONAL RURAL UTILITIES
COOPERATIVE FINANCE CORPORATION,
individually, as Lender and as Administrative Agent

By:

Name: MARIANNE L DUSOLD
Title: Assistant Secretary Treasurer

Signature Page to Credit Agreement

KEYBANK NATIONAL
ASSOCIATION, as Lender

By:

Name: Chris Horton
Title: Vice President

Signature Page to Credit Agreement

U.S. BANK NATIONAL ASSOCIATION,
as Lender

By:

Name: Kurban H. Merchant
Title: Vice President

Signature Page to Credit Agreement

COBANK ACB, as Lender

By:

Name: TODD E. TELESZ
Title: VICE PRESIDENT

Signature Page to Credit Agreement

Exhibit A

Form of Assignment and Assumption Agreement

Intended for future use.

Exhibit B-1

Form of Initial Borrowing Request

Intended for future use.

Exhibit B-2

Form of Borrowing Request

Intended for future use.

Exhibit C

Form of Interest Election Request

Intended for future use.

Exhibit D

Form of Note

NOTE

$20,000,000.00	October 10, 2008
New York, New York

          FOR VALUE RECEIVED, CHUGACH ELECTRIC ASSOCIATION, INC., a corporation incorporated and existing under the laws of the State of Alaska (the “Borrower”), hereby promises to pay to US BANK NATIONAL ASSOCIATION (the “Lender”), at such office of the Administrative Agent (as defined in the Credit Agreement referred to below) as shall be notified to the Borrower from time to time, the principal sum of TWENTY MILLION DOLLARS (or such lesser amount as shall equal the aggregate unpaid principal amount of the Loans made by the Lender to the Borrower under the Credit Agreement, as defined below), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Loan, at such office, in like money and funds, for the period commencing on the date of such Loan until such Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

          The date, amount, Type, interest rate and duration of Interest Period (if applicable) of each Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Administrative Agent on its books, which shall be conclusive evidence of the foregoing information, absent manifest error. Failure of the Administrative Agent to make any such recordation shall not affect any of the obligations of the Borrower under the Credit Agreement, hereunder or under any other Loan Document.

          This Note evidences the obligation of the undersigned to repay all Loans advanced by the Lender from time to time under that certain Credit Agreement, dated as of October 10, 2008 (as amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, the Lenders party thereto, National Rural Utilities Cooperative Finance Corporation, as Administrative Agent and as Syndication Agent, and National Rural Utilities Cooperative Finance Corporation and KeyBank National Association as Joint Lead Arrangers. Terms used but not defined in this Note have the respective meanings assigned to them in the Credit Agreement.

          The Credit Agreement provides, among other things, for the acceleration of the maturity of this Note upon the occurrence of certain events and for prepayments of Loans upon the terms and conditions specified therein. Reference is made to the Credit Agreement and the other Loan Documents for a statement of certain additional rights and obligations of the undersigned. In the event of any conflict between the terms of this Note and the terms of the Credit Agreement, the terms of the Credit Agreement shall prevail. All of the terms, covenants, provisions, conditions, stipulations, promises and agreements contained in the Loan Documents to be kept, observed and/or performed by the undersigned are made a part of this Note and are incorporated into this Note by this reference to the same extent and with the same force and effect as if they were fully set forth in this Note; the undersigned promises and agrees to keep, observe and perform them or cause them to be kept, observed and performed, strictly in accordance with the terms and provisions thereof.

          No waiver by the Administrative Agent or any Lender of any one or more Defaults by the undersigned in the performance of any of its obligations under this Note shall operate or be construed as a waiver of any other or future Default or Defaults, whether of a like or different nature. No failure or delay on the part of the Administrative Agent or any Lender in exercising any right, power or remedy under this Note (including, without limitation, the right to declare this Note due and payable) shall operate as a waiver of such right, power or remedy nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise of such right, power or remedy or the exercise of any other right, power or remedy.

          If any term, provision, covenant or condition of this Note or the application of any term, provision, covenant or condition of this Note to any party or circumstance shall be found by a court of competent jurisdiction to be, to any extent, invalid or unenforceable, then the remainder of this Note and the application of such term, provision, covenant, or condition to parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term, provision, covenant or condition of this Note shall be valid and enforced to the fullest extent permitted by law. Upon determination that any such term, provision, covenant or condition is invalid or unenforceable, the Lenders may, but are not obligated to, advance funds to Borrower under this Note until Borrower, Administrative Agent and the other Lenders amend this Note so as to effect the original intent of the parties as closely as possible in a valid and enforceable manner.

          For purposes of this Note, Events of Default shall be as defined in the Credit Agreement.

          Except as permitted by Section 9.04 of the Credit Agreement, this Note may not be assigned by the Lender to any other Person.

          This Note shall be construed in accordance with and governed by the law of the State of New York.

CHUGACH ELECTRIC ASSOCIATION, INC.

By:

Name: Michael Cunningham
Title: Chief Financial Officer

NOTE

$100,000,000.00	October 10, 2008
New York, New York

          FOR VALUE RECEIVED, CHUGACH ELECTRIC ASSOCIATION, INC., a corporation incorporated and existing under the laws of the State of Alaska (the “Borrower”), hereby promises to pay to KEYBANK NATIONAL ASSOCIATION (the “Lender”), at such office of the Administrative Agent (as defined in the Credit Agreement referred to below) as shall be notified to the Borrower from time to time, the principal sum of ONE HUNDRED MILLION DOLLARS (or such lesser amount as shall equal the aggregate unpaid principal amount of the Loans made by the Lender to the Borrower under the Credit Agreement, as defined below), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Loan, at such office, in like money and funds, for the period commencing on the date of such Loan until such Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

          The date, amount, Type, interest rate and duration of Interest Period (if applicable) of each Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Administrative Agent on its books, which shall be conclusive evidence of the foregoing information, absent manifest error. Failure of the Administrative Agent to make any such recordation shall not affect any of the obligations of the Borrower under the Credit Agreement, hereunder or under any other Loan Document.

          This Note evidences the obligation of the undersigned to repay all Loans advanced by the Lender from time to time under that certain Credit Agreement, dated as of October 10, 2008 (as amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, the Lenders party thereto, National Rural Utilities Cooperative Finance Corporation, as Administrative Agent and as Syndication Agent, and National Rural Utilities Cooperative Finance Corporation and KeyBank National Association as Joint Lead Arrangers, Terms used but not defined in this Note have the respective meanings assigned to them in the Credit Agreement.

          The Credit Agreement provides, among other things, for the acceleration of the maturity of this Note upon the occurrence of certain events and for prepayments of Loans upon the terms and conditions specified therein. Reference is made to the Credit Agreement and the other Loan Documents for a statement of certain additional rights and obligations of the undersigned. In the event of any conflict between the terms of this Note and the terms of the Credit Agreement, the terms of the Credit Agreement shall prevail. All of the terms, covenants, provisions, conditions, stipulations, promises and agreements contained in the Loan Documents to be kept, observed and/or performed by the undersigned are made a part of this Note and are incorporated into this Note by this reference to the same extent and with the same force and effect as if they were fully set forth in this Note; the undersigned promises and agrees to keep, observe and perform them or cause them to be kept, observed and performed, strictly in accordance with the terms and provisions thereof.

          No waiver by the Administrative Agent or any Lender of any one or more Defaults by the undersigned in the performance of any of its obligations under this Note shall operate or be construed as a waiver of any other or future Default or Defaults, whether of a like or different nature. No failure or delay on the part of the Administrative Agent or any Lender in exercising any right, power or remedy under this Note (including, without limitation, the right to declare this Note due and payable) shall operate as a waiver of such right, power or remedy nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise of such right, power or remedy or the exercise of any other right, power or remedy.

          If any term, provision, covenant or condition of this Note or the application of any term, provision, covenant or condition of this Note to any party or circumstance shall be found by a court of competent jurisdiction to be, to any extent, invalid or unenforceable, then the remainder of this Note and the application of such term, provision, covenant, or condition to parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term, provision, covenant or condition of this Note shall be valid and enforced to the fullest extent permitted by law. Upon determination that any such term, provision, covenant or condition is invalid or unenforceable, the Lenders may, but are not obligated to, advance funds to Borrower under this Note until Borrower, Administrative Agent and the other Lenders amend this Note so as to effect the original intent of the parties as closely as possible in a valid and enforceable manner.

          For purposes of this Note, Events of Default shall be as defined in the Credit Agreement.

          Except as permitted by Section 9.04 of the Credit Agreement, this Note may not be assigned by the Lender to any other Person.

          This Note shall be construed in accordance with and governed by the law of the State of New York.

CHUGACH ELECTRIC ASSOCIATION, INC.

By:

Name: Michael Cunningham
Title: Chief Financial Officer

Exhibit E

Form of Solvency Certificate

Exhibit E

Form of Solvency Certificate

CHUGACH ELECTRIC ASSOCIATION, INC.

                    I, Bradley W. Evans, am the Chief Executive Officer of Chugach Electric Association, Inc., a corporation incorporated and existing under the laws of the State of Alaska (the “Company”) and I, Michael R. Cunningham, am the Chief Financial Officer of the Company, and hereby certify on behalf of the Company that we are duly authorized to execute this Solvency Certificate, which is hereby delivered on behalf of the Company pursuant to Section 4.01(b)(vii) of the Credit Agreement, dated as of October 10, 2008 (as amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), by and among the Lenders party thereto, National Rural Utilities Cooperative Finance Corporation, as Administrative Agent and as Syndication Agent, and National Rural Utilities Cooperative Finance Corporation and KeyBank National Association as Joint Lead Arrangers (collectively with the Lenders, the “Loan Parties”) and the Company, as the Borrower. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Credit Agreement.

                    We are generally familiar with the properties, businesses and assets of the Company, and we have reviewed, on behalf of the Company, the Loan Documents and the contents of this Solvency Certificate and, in connection herewith, have reviewed such other documentation and information and have made such investigation and inquiries as necessary and prudent therefor. We further certify, on behalf of the Company, that the financial information and assumptions that underlie and form the basis for the representations made in this Solvency Certificate were reasonable when made and were made in good faith and continue to be reasonable as of the date hereof.

                    The Company understands that the Loan Parties are relying on the truth and accuracy of this Solvency Certificate in connection with the Transactions.

                    The Company hereby further certifies that:

                    1.          The Company has reviewed the projected income statements and cash flow statements delivered to the Loan Parties pursuant to Section 4.01(b)(viii) of the Credit Agreement, which were prepared in good faith on the basis of assumptions believed to be reasonable at the time. On the date hereof, after giving effect to the consummation of the Transactions:

(i) The fair market value of the total assets of the Company is greater than the total amount of the liabilities, including contingent liabilities, of the Company;

(ii) After giving effect to the consummation of the Transactions, the present fair saleable value of the assets of the Company is not less than the

E-l

amount that will be required to pay the probable liability of the Company on its debts as they become absolute and matured;

(iii) The Company does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay such debts and liabilities as they mature; and

         (iv)       On the date hereof, after giving effect to the consummation of the Transactions, the Company is not engaged in business or in a transaction, or is about to engage in business or in a transaction, for which its property would constitute unreasonably small capital.

                   2.         In reaching the conclusions set forth in this Solvency Certificate, the Company has considered, among other things:

(i) the cash and other current assets of the Company reflected in the unaudited pro forma balance sheet dated as of August 31, 2008;

         (ii)        all of the unliquidated and contingent liabilities of the Company, including, without limitation, any claims arising out of pending or, to the best knowledge of the undersigned, threatened litigation against the Company or any of its property and assets and, in so doing, the Company has computed the amount of each such unliquidated or contingent liability as the amount that, in light of all of the facts and circumstances existing on the date of this Solvency Certificate, represents the amount that can reasonably be expected to become an actual or matured liability of the Company;

         (iii)       all of the obligations and liabilities of the Company, whether matured or unmatured, liquidated or unliquidated, disputed or undisputed, secured or unsecured, subordinated, absolute, fixed or contingent, including, without limitation, any claims arising out of pending or, to the best knowledge of the undersigned, threatened litigation against the Company or any of its respective property and assets and, in so doing, the Company has computed the amount of each such obligation and liability as the amount that, in light of all of the facts and circumstances existing on the date of this Solvency Certificate, represents the amount that can reasonably be expected to become an actual or matured liability of the Company;

(iv) historical and anticipated growth in the sales volume of the Company and in the income stream generated by the Company as reflected in, among other things, the cash flow statements;

(v) the customary sales terms and the trade payables and other accounts payable of the Company;

(vi) the amount of the credit extended by and to Members and other customers of the Company;

(vii) the anticipated interest payable on the indebtedness and other mandatory payments under the Credit Agreement; and

(viii) the level of capital customarily maintained by the Company.

                     Delivery of an executed signature page to this Solvency Certificate by telecopier or other electronic method shall be effective as delivery of a manually executed signature page to this Solvency Certificate.

[SIGNATURE PAGE FOLLOWS]

                    IN WITNESS WHEREOF, the Chief Executive Officer, and the Chief Financial Officer of the Company have executed this Solvency Certificate in their capacity as officers of the Company and on behalf of the Company this 10th day of October, 2008.

CHUGACH ELECTRIC ASSOCIATION, INC.

By:

Name: Bradley W. Evans
Title: Chief Executive Officer

By:

Name: Michael R. Cunningham
Title: Chief Financial Officer

Exhibit F

Form of Legal Opinion of Borrower’s Counsel

October 10, 2008

National Rural Utilities Cooperative Finance Corporation,
as Administrative Agent and to each of the Lenders party to the Credit Agreement referred to below

Ladies and Gentlemen:

          I am the General Counsel of Chugach Electric Association, Inc., a corporation organized and existing under the laws of the State of Alaska (the “Borrower”), in connection with the Credit Agreement, dated as of October 10, 2008 (the “Credit Agreement”), among the Borrower, the Lenders party thereto, and National Rural Utilities Cooperative Finance Corporation, as the Administrative Agent. Terms used but not defined in this opinion have the respective meanings assigned to them in the Credit Agreement.

          This opinion is being delivered to you pursuant to Section 4.01(x) of the Credit Agreement.

I.

          I have assumed the authenticity of all records, documents and instruments submitted to us as originals, the genuineness of all signatures (except those of, or on behalf of, the Borrower), the legal capacity of natural persons and the conformity to the originals of all records, documents and instruments submitted to us as copies. I have based my opinion upon my review of the following records, documents, instruments and certificates, such additional certificates relating to factual matters and such other documents as I have deemed necessary or appropriate for my opinion:

          (i)             the Credit Agreement;

          (ii)            the Notes being issued on the date hereof (the “Subject Notes” and together with the Credit Agreement, the “Relevant Documents”);

          (iii)           the articles of incorporation of the Borrower, certified by the Alaska Department of Commerce and Economic Development as of October 6, 2008;

          (iv)           the Bylaws of the Borrower;

          (v)            the records of proceedings and actions of the board of directors and Members of the Borrower relating to the transactions contemplated by the Relevant Documents;

          (vi)          a Certificate of Good Standing relating to the Borrower issued by the Commissioner of the Alaska Department of Commerce and Economic Development, dated October 9, 2008;

Chugach Electric Association, Inc.
5601 Electron Drive, P.O. Box 196300, Anchoroge, Alaska 99519-6300 • (907) 563-7494 fax (907) 562-0027 • (800) 478-7494 www.chugachelectric.com • info@chugachelectric.com

October 10, 2008

           (vii)           A certificate of the Chief Financial Officer of the Borrower as to the material agreements and material instruments to which the Borrower is a party or by which the Borrower’s properties or assets are bound (the “Certificate Relating to Agreements”); and

           (viii)           Each of the agreements and instruments identified in the Certificate Relating to Agreements.

           In connection with my opinion expressed in Paragraph 6(iii) of Part III, I have not reviewed, and express no opinion on, (a) financial covenants or similar provisions requiring financial calculations or determinations to ascertain compliance, or (b) provisions relating to the occurrence of a “material adverse event” or words of similar import. Moreover, to the extent that any of the agreements and instruments identified in the Certificate Relating to Agreements is governed by the laws of any jurisdiction other than the State of Alaska, my opinion relating to those agreements and instruments is based solely upon the plain meaning of their language without regard to interpretation or construction that might be indicated by the laws governing those agreements and instruments.

           Where my opinion relates to my “knowledge,” that knowledge is based upon my examination of the records, documents, instruments and certificates enumerated or described above and my actual knowledge. I have not examined any records of any court, administrative tribunal or other similar entity in connection with my opinion.

II.

          I express no opinion as to any securities, tax, anti-trust, land use, safety or hazardous materials laws, rules and regulations or laws, rules or regulations applicable to the Administrative Agent or Lenders by virtue of their status as a financial institutions engaged in business of the type exemplified by the Credit Agreement.

          This opinion is limited to the laws of the State of Alaska, and 1 disclaim any opinion as to the laws of any other jurisdiction.

III.

          Based upon the foregoing and my examination of such questions of law as I have deemed necessary or appropriate for the purpose of my opinion, and subject to the limitations and qualifications expressed below, it is my opinion that:

1.	The Borrower has been duly incorporated and is validly existing and in good standing under the laws of the State of Alaska.

2.	The Borrower has all requisite corporate power and corporate authority to enter into and perform the Relevant Documents, to own its properties and to carry on its business as it is now conducted.

October 10, 2008

3.

The Relevant Documents have been duly authorized by all necessary corporate action (including action by the Borrower’s Members, if necessary) on the part of the Borrower and have been duly executed and delivered on behalf of the Borrower.

4.

Each of the Relevant Documents is a valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, subject, as to enforcement, (i) to bankruptcy, insolvency, reorganization, arrangement, moratorium and other laws of general applicability relating to or affecting creditors’ rights and (ii) to general principles of equity, whether such enforceability is considered in a proceeding in equity or at law.

5.

No governmental consents, approvals, authorizations, registrations, declarations or filings are required for the execution and delivery of the Relevant Documents on behalf of the Borrower or repayment of the Loans, except such as have been obtained or made. No approval of the Regulatory Commission of Alaska or any other Governmental Authority is required for the use of any Credit Extension (including the first Credit Extension).

6.

Neither the execution and delivery of the Relevant Documents on behalf of the Borrower nor the performance by the Borrower of the Relevant Documents (i) conflicts with any provision of the Articles of Incorporation or Bylaws of the Borrower, (ii) violates or breaches any law, rule or regulation, or any writ, judgment injunction decree or award, or any order of any Governmental Authority applicable to the Borrower, or (iii) violates or results in a breach or default under the Indenture, any of the Wholesale Power Contracts or Fuel Supply Agreements or any other agreement or instrument identified in the Certificate Relating to Agreements, gives rise to a right thereunder to require any payment to be made by the Borrower, or results in the creation or imposition of any Lien on any asset of the Borrower thereunder.

7.

There is no action, suit or proceeding against the Borrower that is either pending or that, to my knowledge, has been threatened in writing and that (i) involves any of the Loan Documents or the Transactions, or (ii) if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

IV.

I further advise you that:

A.

As noted, the enforceability of the Relevant Documents is subject to the effect of general principles of equity. These principles include, without limitation, concepts of commercial reasonableness, materiality and good faith and fair dealing.

B.

The enforceability of the Relevant Documents is subject to the effects of (i) Section 1-203 of the Alaska Uniform Commercial Code (the “UCC”), which imposes an obligation of good faith in the performance or enforcement of a contract, (ii) Section

October 10, 2008

1-102 of the UCC, which provides that obligations of good faith, diligence, reasonableness and care prescribed by the UCC may not be disclaimed by agreement, although the parties may by agreement determine the standards by which the performance of such obligations is to be measured if those standards are not manifestly unreasonable, and (iii) legal principles under which a court may refuse to enforce, or may limit the enforcement of, a contract or any clause of a contract that a court finds as a matter of law to have been unconscionable at the time it was made.

C.	The effectiveness of indemnities, rights of contribution, exculpatory provisions and waivers of the benefits of statutory provisions may be limited on public policy grounds.

D.

Provisions of the Relevant Documents requiring that waivers must be in writing may not be binding or enforceable if a non-executory oral agreement has been created modifying any such provision or an implied agreement by trade practice or course of conduct has given rise to a waiver.

V.

          This opinion is rendered to you in connection with the Relevant Documents and is for your benefit. This opinion may not be relied upon by any other person, firm, corporation or other entity (other than your successors and assigns as Lenders, the Administrative Agent and Persons that acquire participations in your Loans) without my prior written consent. I disclaim any obligation to advise you of any change of law that occurs, or any facts of which I become aware, after the date of this opinion.

Very truly yours,

Carol A. Johnson, General Counsel

Exhibit G

Form of Compliance Certificate

Exhibit G

Form of Compliance Certificate

COMPLIANCE CERTIFICATE

                    I, Bradley W. Evans, the Chief Executive Officer of Chugach Electric Association, Inc. (the “Company”) and I, Michael R. Cunningham, the Chief Financial Officer of the Company, and, as such, Responsible Officers of the Company, DO HEREBY CERTIFY on behalf of the Company and to the best of our knowledge, after due inquiry, that:

                    (a)           We have conducted a review of (i) the Credit Agreement dated as of October 10, 2008 (as amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), by and among the Company, the Lenders party thereto, National Rural Utilities Cooperative Finance Corporation, as Administrative Agent and as Syndication Agent, and National Rural Utilities Cooperative Finance Corporation and KeyBank National Association as Joint Lead Arrangers (ii) the financial statements of the Company and (iii) such other documents as we have deemed necessary for this certification. Capitalized terms used and not defined herein shall have the meanings assigned to them in the Credit Agreement. This Compliance Certificate is being delivered pursuant to Section 5.01(c) of the Credit Agreement.

                    (b)          The financial statements being delivered with this Compliance Certificate present fairly in all material respects the financial condition and results of operation of the Company in accordance with GAAP consistently applied.

                    (c)          No Default has occurred during the period beginning on December 31, 2007 and ending on the date hereof.

                    (d)          Attached hereto as Annex 2 are detailed calculations demonstrating compliance with each covenant set forth in Section 6.08 of the Credit Agreement as of the date hereof.

                    (e)          Attached hereto as Annex 3 is a complete and correct list of the Wholesale Power Contracts as of the date hereof.

                     (f)          Attached hereto as Annex 4 is a complete and correct list of (i) each agreement, lease, deed of trust, mortgage, credit agreement, loan agreement, indenture, purchase agreement, Guarantee, letter of credit or other arrangement (other than those that have been filed as exhibits to annual reports, quarterly reports and other reports filed by the Borrower with the SEC)1 providing for or otherwise relating to any Indebtedness or any extension of credit (or commitment for any extension of credit) to, or Guarantee by, the Borrower outstanding on the date hereof, the aggregate principal or face amount of which equals or exceeds (or may equal or exceed) $1,000,000, and the

[1] Parenthetical to be included only if Borrower is an SEC reporting company.

G-l

aggregate principal or face amount outstanding or that may become outstanding under each such agreement, lease, deed of trust, mortgage, credit agreement, loan agreement, indenture, purchase agreement, Guarantee, letter of credit or other arrangement and (ii) each Lien securing Indebtedness of any Person outstanding on the date hereof, the aggregate principal or face amount of which equals or exceeds (or may equal or exceed) $1,000,000 and covering any property of the Borrower, and the aggregate Indebtedness secured (or that may be secured) by each such Lien and the property covered by each such Lien;

                     (g)           Since the date of the financial statements referred to in Section 5.01 of the Credit Agreement, a change in GAAP has not occurred.

                    WITNESS my hand this 10th day of October, 2008.

By:

Name:	Bradley W. Evans
Title:	Chief Executive Officer

                    WITNESS my hand this 10th day of October, 2008.

By:

Name:	Michael R. Cunningham
Title:	Chief Financial Officer

G-2

Exhibit G, Annex 2

Compliance with Financial Covenants, Section 6.08

           (a) Margins for Interest:

FYE	Patronage Capital	Interest on LT Debt	Other Interest	Margin for Interest

2007	2,885,256	24,239,343	90,648	1.1186
2006	10,039,059	24,459,852	—	1.4104
2005	9,759,587	23,384,316	46,649	1.4165

Patronage Capital
Interest on Long-Term Debt+Other  +1
Interest

          (b) Margins and Equities:

As of June 30, 2008	$152,757,676

Exhibit G, Annex 3

Wholesale Power Contracts

Chugach Electric Association, Inc. has provided in Other Deliverables, Exhibit A, copies of the following Wholesale Power Contracts with amendments and supplements which are in effect as of October 10, 2008:

▪

Modified Agreement for the Sale and Purchase of Electric Power and Energy by and among Chugach Electric Association, Inc., Matanuska Electric Association, Inc., and Alaska Electric Generation and Transmission Cooperative, Inc. dated April 5, 1989;

▪

First Amendment to Modified Agreement for the Sale and Purchase of Electric Power and Energy dated April 5, 1989 by and among Chugach Electric Association, Inc., Matanuska Electric Association, Inc., and Alaska Electric Generation Transmission Cooperative, Inc. effective February 10, 1995;

▪

Second Amendment to Modified Agreement for the Sale and Purchase of Electric Power and Energy dated April 5, 1989 by and among Chugach Electric Association, Inc., Matanuska Electric Association, Inc. and Alaska Electric Generation and Transmission Cooperative, Inc. filed with the Regulatory Commission of Alaska on July 28, 2008;

▪

Agreement for Sale of Electric Power and Energy between Chugach Electric Association, Inc., Alaska Electric Generation and Transmission Cooperative, Inc., and Homer Electric Association, Inc., signed by the parties on September 25, 27, and 10, 1985, respectively;

▪	2006 Agreement for the Sale and Purchase of Electric Power and Energy between Chugach Electric Association, Inc., and the City of Seward effective February 27, 2007;

▪	Amendment No. 1 to the 2006 Agreement for the Sale and Purchase of Electric Power and Energy between Chugach Electric Association, Inc. and the City of Seward effective February 27, 2007

Exhibit G, Annex 4

Existing Indebtedness

Updating the debts detailed in the 10-Q filed with the Securities Exchange Commission for the quarter ending June 30, 2008, to reflect balances as of October 10, 2008, Chugach Electric Association, Inc. has incurred the following:

	Balance At 9/30/08	Limit

CoBank Revolving Credit Supplement	$ 7,500,000	$ 7,500,000

Exhibit D

List of Material Agreements

1.

Indenture of Trust dated September 15, 1991, by and between Chugach Electric Association, Inc. (the “Company”), and Security Pacific Bank Washington, N.A., a national banking association, recorded September 25, 1991, as amended by First, Second, Third, Fourth, Fifth, Sixth, Seventh, Eighth, Ninth, Tenth and Eleventh Supplemental Indentures, dated as of March 17, 1993, May 19, 1994, June 29, 1994, March 1, 1995, September 6, 1995, April 3, 1996, June 1, 1997, February 4, 1998, April 25, 2000, April 1, 2001, and February 1, 2002, and as amended by Amended and Restated Indenture dated April 1, 2001, between Chugach Electric Association, Inc. and U.S. Bank Trust National Association, as successor trustee.

2.	Chugach Electric Association, Inc. New Bond, 2001 Series A, No. 2001A-1 in the name of Cede & Co., in the original principal amount of $150,000,000, dated April 1, 2001.

3.	Chugach Electric Association, Inc. New Bond, CoBank Series B in the name of CoBank, ACB, in the original principal amount of $150,000,000, dated April 1, 2001.

4.	Chugach Electric Association, Inc. New Bonds, 2002 Series A, in the name of Cede & Co., in the face amount of $120,000,000 dated February 1, 2002.

5.

Credit Agreement between Chugach Electric Association, Inc. and CoBank, ACB dated as of June 22, 1994, as amended and restated by Master Loan Agreement (No. ML0976) dated as of December 27, 2002 (term loan facility).

6.	Promissory Note and Supplement (No. ML0976T2) between CoBank, ACB and Chugach Electric Association, Inc. dated as of August 24, 2005 (term loan).

7.	Amended and Restated Promissory Note and Multiple Advance Term Loan Supplement between the Company and CoBank, ACB dated June 5, 2007.

8.	Master Loan Agreement (Loan No. RI0214S01) between Chugach Electric Association, Inc. and CoBank, ACB dated November 17, 2004 (line of credit).

9.	Master Loan Agreement (No. RI0214) between Chugach Electric Association, Inc. and CoBank, ACB dated as of May 3, 2005 (line of credit).

10.

Promissory Note and Consolidating Committed Revolving Credit Supplement (No. RI0214S01) between Chugach Electric Association, Inc., and CoBank, ACB dated August 24, 2005, in the original principal amount of $20,000,000, as amended by Amended and Restated Promissory Note and Committed Revolving Credit Supplement (No. RI0214S01B) dated as of September 12, 2006, in the original principal amount of $7,500,000, as amended and restated by Amended and Restated Promissory Note and Committed Revolving Credit Supplement (No. RI0214S01C) dated October 10, 2007 (line of credit).

11.	Revolving Line Of Credit Agreement between Chugach Electric Association, Inc. and National Rural Utilities Cooperative Finance Corporation dated October 17, 2007 (Loan No. AK008-R-5102).

12.	Agreement for the Sale and Purchase of Electric Power and Energy between the Company and the City of Seward dated effective as of June 1, 2006.

13.	Amendment No. 1 to the 2006 Agreement for the Sale and Purchase of Electric Power and Energy between the Company and the City of Seward effective as of February 27, 2007.

14.

Modified Agreement for the Sale and Purchase of Electric Power and Energy by and among the Company, Matanuska Electric Association, Inc. and Alaska Electric Generation and Transmission Cooperative, Inc. dated effective as of January 30, 1989.

15.

First Amendment to Modified Agreement for the Sale and Purchase of Electric Power and Energy by and among the Company, Matanuska Electric Association, Inc. and Alaska Electric Generation and Transmission Cooperative, Inc. dated effective as of February 10, 1995.

16.

Second Amendment to Modified Agreement for the Sale and Purchase of Electric Power and Energy by and among the Company, Matanuska Electric Association, Inc. and Alaska Electric Generation and Transmission Cooperative, Inc. dated effective as of June 25, 2008.

17.	Nonfirm Energy Agreement between the Company and Golden Valley Electric Association, Inc. dated May 18, 1988.

18.	Amendatory Agreement No. 1 to Nonfirm Energy Agreement between the Company and Golden Valley Electric Association, Inc., dated December 14, 1989.

19.

Letter Agreement dated January 18, 1996 between the Company and Golden Valley Electric Association, Inc., amending the Nonfirm Energy Agreement between the Company and Golden Valley Electric Association, Inc.

20.	Amendatory Agreement No. 2 to Nonfirm Energy Agreement between the Company and Golden Valley Electric Association, Inc., dated February 8, 1999.

21.	Settlement Agreement by and among the Company, Golden Valley Electric Association, Inc. and the Municipality of Anchorage d/b/a Anchorage Municipal Light and Power dated May 6, 1999.

22.	Agreement for the Sale and Purchase of Natural Gas between the Company and ARCO Alaska, Inc. dated April 21, 1989.

23.	Amendment No. 1 to Agreement for the Sale and Purchase of Natural Gas between the Company and ARCO Alaska, Inc., dated August 1, 1990.

24.

Letter Agreement dated April 23, 1999, regarding the Company’s consent to the assignment to ARCO Beluga, Inc. of the Agreement for the Sale and Purchase of Natural Gas between the Company and ARCO Alaska, Inc.

25.	Amendment No. 2 to Agreement for the Sale and Purchase of Natural Gas between the Company and ARCO Beluga, Inc., dated May 6, 1999.

26.	Agreement for the Sale and Purchase of Supplemental Natural Gas between the Company and ARCO Alaska, Inc. dated October 3, 1991.

27.	Agreement for the Sale and Purchase of Natural Gas between the Company and Marathon Oil Company dated September 26, 1988.

28.	Letter Agreement dated September 26, 1988 between the Company and Marathon Oil Company, amending the Agreement for the Sale and Purchase of Natural Gas between the Company and Marathon Oil Company.

29.	Amendatory Agreement No. 1 to Agreement for the Sale and Purchase of Natural Gas between the Company and Marathon Oil Company, dated effective as of February 21, 1990.

30.	Amendatory Agreement No. 2 to Agreement for the Sale and Purchase of Natural Gas between the Company and Marathon Oil Company, dated effective as of February 21, 1990.

31.	Amendatory Agreement No. 3 to Agreement for the Sale and Purchase of Natural Gas between the Company and Marathon Oil Company, dated January 28, 1991.

32.	Amendatoy Agreement No. 4 to Agreement for the Sale and Purchase of Natural Gas between the Company and Marathon Oil Company, dated October 6, 1993.

33.	Letter Agreement dated January 18, 1996 between the Company and Marathon Oil Company, amending the Agreement for the Sale and Purchase of Natural Gas between the Company and Marathon Oil Company.

34.	Amendatory Agreement No. 5 to Agreement for the Sale and Purchase of Natural Gas between the Company and Marathon Oil Company, dated May 24, 1999.

35.	Agreement for the Sale and Purchase of Natural Gas between the Company and Shell Western E&P Inc. dated April 25, 1989.

36.	Amendatory Agreement No. 1 to the Agreement for the Sale of Natural Gas between the Company and Shell Western E&P Inc., dated October 1, 1989.

37.	Amendment No. 2 to the Agreement for the Sale of Natural Gas between the Company and Shell Western E&P Inc., dated June 20, 1990.

38.	Amendatory Agreement No. 3 to the Agreement for the Sale of Natural Gas between the Company and Shell Western E&P Inc. dated October 14, 1996.

39.	Agreement for the Sale and Purchase of Supplemental Natural Gas between the Company and Shell Western E&P Inc. dated November 2, 1990.

40.	Agreement for the Sale and Purchase of Natural Gas between the Company and Chevron USA Inc. dated April 27, 1989 (including Attachment No. 1 thereto dated December 20, 1989).

41.	Amendment No. 2 to Agreement for the Sale and Purchase of Natural Gas between the Company and Chevron USA Inc., dated June 7, 1990.

42.	Amendment No. 3 to Agreement for the Sale and Purchase of Natural Gas between the Company and Chevron U.S.A. Inc., dated May 26, 1999.

43.	Agreement for the Sale and Purchase of Supplemental Natural Gas between the Company and Chevron USA, Inc. dated September 25, 1990.

44.

Bradley Lake Agreement for the Sale and Purchase of Electric Power by and among the Company, the Alaska Power Authority, Golden Valley Electric Association, Inc., the Municipality of Anchorage, the City of Seward, the Alaska Electric Generation and Transmission Cooperative, Inc., Homer Electric Association, Inc. and Matanuska Electric Association Inc. dated December 8, 1987.

45.	Eklutna Purchase Agreement by and among the Company, Matanuska Electric Association, Inc., Municipality of Anchorage d/b/a Municipal Light and Power and Alaska Power Administration.

Exhibit E

Each of the persons listed below is a duly elected or appointed, qualified and acting officer of Chugach Electric Association, Inc. holding the office set forth opposite his or her name; said officer has been authorized to execute and deliver each of the Loan Documents to which the Company is a party and other documents to be delivered in accordance with the Loan Documents; and set forth opposite said officer’s name is his or her true and lawful signature.

Name:	Title:	Signature:

Bradley W. Evans	Chief Executive Officer

Michael Cunningham	Chief Financial Officer

George Wolfe	Controller

CHUGACH ELECTRIC ASSOCIATION, INC.
OFFICER’S CERTIFICATE

          The undersigned, Michael Cunningham, certifies as follows to Heller Ehrman LLP for purposes of the opinion it will render in connection with Section 4.01(b)(x) of the Credit Agreement, dated as of October 10, 2008 (the “Agreement”), between Chugach Electric Association, Inc., (the “Company”), the Lenders party thereto, and National Rural Utilities Cooperative Finance Corporation, as Administrative Agent and Syndication Agent.

                    1.          I am the duly elected and acting Chief Financial Officer of the Company. In that capacity, I am familiar with the matters to which this certificate relates.

                    2.          Attached hereto as Exhibit A is a true, complete and correct copy of the Articles of Incorporation of the Company, all documents filed therewith and all amendments thereto as on file as of the date hereof with the Commissioner of Commerce and Economic Development of State of the State of Alaska, and as in full force and effect on the date hereof.

                    3.          Attached hereto as Exhibit B, are true, correct and complete copies of the Bylaws of the Company, as in full force and effect on the date the resolutions of the Board of Directors (attached hereto as Exhibit C) were adopted and as of the date hereof.

                    4.          Attached hereto as Exhibit C is a true, correct and complete copy of resolutions duly adopted by the Board of Directors of the Company authorizing the execution, delivery and performance of the Agreement and any other documents to be delivered in accordance with the Agreement. All such resolutions are in full force and effect on the date hereof in the form in which adopted, are the only resolutions of the Board of Directors or Members of the Company relating to the Agreement and have not been amended, modified, revoked or rescinded.

                    5.          Attached as Exhibit D to this certificate is a list of the material agreements and material instruments to which the Company is a party or by which the Company’s properties or assets are bound.

                    6.          No proceedings for the dissolution, merger, consolidation or liquidation of the Company, or for the sale of all or substantially all of its assets is pending, or to the best of my knowledge, threatened or contemplated by the Company.

                    7.          To my knowledge, there are no actions, suits, proceedings, judgments, orders, injunctions, decrees or awards pending or threatened against or affecting the Company or any affiliate of the Company that (i) involves any of the Loan Documents or the Transactions (as those terms are defined in the Agreement), or (ii) if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (as defined in the Agreement).

                    8.          The Company is not intended to be an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended. The Company:

(a)	is not and does not hold itself out as being engaged primarily, and does not propose to engage primarily, in the business of investing, reinvesting, or trading in securities;

(b)

either is not engaged and does not propose to engage in the business of issuing face-amount certificates of installment type, or has been engaged in such business and does not have any such certificate outstanding; and

(c)

either is not engaged and does not propose to engage in the business of investing, reinvesting, owning, holding, or trading in securities, or does not own or propose to acquire investment securities having a value exceeding 40 percent of the value of the such issuer’s total assets (exclusive of government securities and cash items) on an unconsolidated basis.

                    9.          The Company is not intended to be a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, as amended. The Company:

(a)

does not directly or indirectly own, control, or hold with power to vote, 10 percent or more of the outstanding voting securities of a public utility company or of a company which is a holding company by virtue of this clause or clause (b), unless the Securities and Exchange Commission by order had declared such company not to be a holding company; and

(b)

has not, after notice and opportunity for hearing, been determined by the Securities and Exchange Commission directly or indirectly to exercise (either alone or pursuant to an arrangement or understanding with one or more other persons) such a controlling influence over the management or policies of any public-utility or holding company as to make it necessary or appropriate in the public interest or for the protection of investors or consumers that such person be subject to the obligations, duties and liabilities imposed by the Public Utility Holding Company Act of 1935, as amended, upon holding companies.

                    10.       The Company does not extend credit for the purpose of purchasing or carrying Margin Stock. No part of the proceeds of any borrowing under the Loan Documents (as that term is defined in the Agreement), directly or through the extension of credit, will be used at any time to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying such Margin Stock. The Company does not currently own any Margin Stock. “Margin Stock” is defined in the Regulations T, U and X of the Board of Governors of the Federal Reserve System of the United States as the following:

(a)	any equity security registered or having unlisted trading privileges on a national security exchange;

(b)	any OTC margin stock;

(c)	any OTC security designated as qualified for trading in the National Market System under a designation plan approved by the Securities and Exchange Commission;

(d)	any debt security convertible into a margin stock or carrying a warrant or right to subscribe to or purchase a margin stock;

(e)	any warrant or right to subscribe to or purchase a margin stock; or

(f)	any security issued by an investment company registered under section 8 of the Investment Company Act of 1940, as amended, other than:

(g)	a company licensed under the Small Business Investment Company Act of 1958, as amended, or

(h)	a company which has at least 95 percent of its assets continuously invested in exempted securities (as defined in 15 U.S.C. 78c(a)(12)), or

(i)	a company which issues face-amount certificates as defined in 15 U.S.C. 80a-2(a)(15), but only with respect of such securities.

Dated as of this 10th day of October, 2008.

Name: Michael Cunningham
Title: Chief Financial Officer

SECRETARY’S CERTIFICATE
OF
CHUGACH ELECTRIC ASSOCIATION, INC.

          The undersigned, Alex Grimarc, does hereby certify that he is the duly elected, acting and qualified Secretary of Chugach Electric Association, Inc. (the “Company”). This certificate is hereby delivered pursuant to Section 4.01(b)(vi) of the Credit Agreement, dated as of October 10, 2008 (the “Credit Agreement”), by and among the Lenders party thereto, National Rural Utilities Cooperative Finance Corporation, as Administrative Agent and as Syndication Agent, and National Rural Utilities Cooperative Finance Corporation and KeyBank National Association as Joint Lead Arrangers and the Company, as the Borrower. Capitalized terms used but not otherwise defined shall have the meanings ascribed to them in the Credit Agreement.

          In my capacity as Secretary of the Company, I hereby certify as follows:

1.

Attached hereto as Exhibit A is a true, complete and correct copy of the Certificate of Incorporation of the Company, all documents filed therewith and all amendments thereto as on file as of the date hereof with the Secretary of State of the State of Alaska, and as in full force and effect on the date hereof.

2.

Attached hereto as Exhibit B, are true, correct and complete copies of the By-laws of the Company, as in full force and effect on the date the resolutions of the Board of Directors (attached hereto as Exhibit D) were adopted and as of the date hereof.

3.

Attached hereto as Exhibit C is a certificate of the Secretary of State of Alaska evidencing the due organization and good standing or valid existence of the Company as a corporation incorporated under the laws of the State of Alaska. I hereby certify that as of the date hereof, there is no proceeding or action for or relating to the dissolution or liquidation of the Company.

4.

Attached hereto as Exhibit D is a true, correct and complete copy of resolutions duly adopted by the Board of Directors of the Company authorizing the execution, delivery and performance of the Loan Documents and any other documents to be delivered in accordance with the Loan Documents. All such resolutions are in full force and effect on the date hereof in the form in which adopted, are the only resolutions of the Board of Directors of the Company relating to the Loan Documents and have not been amended, modified, revoked or rescinded.

5.

Attached as Exhibit E is the certificate of incumbency for the Company, containing the name and true signatures of the duly elected or appointed, qualified and acting officers of the Company authorized to sign each Loan Document to which the Company is a party and other documents to be delivered in accordance with the Loan Documents.

[SIGNATURE PAGE FOLLOWS]

          IN WITNESS WHEREOF, I have hereunto affixed my signature this 10th day of October, 2008.

Name:	Alex Gimarc
Title:	Secretary of Chugach Electric Association, Inc.

          The undersigned certifies that he is the duly elected, qualified and of acting Secretary of Chugach Electric Association, Inc. and further certifies that the foregoing signature of Alex Gimarc is his genuine signature and that he is known to the undersigned to be the duly elected, qualified and acting Secretary of Chugach Electric Association, Inc.

Name:	Michael Cunningham
Title:	Chief Financial Officer

Signature Page to Secretary’s Certificate of Chugach Electric Association, Inc.

          IN WITNESS WHEREOF, I have hereunto affixed my signature this 10th day of October, 2008.

Name:	Alex Gimarc
Title:	Secretary of Chugach Electric Association, Inc.

          The undersigned certifies that he is the duly elected, qualified and of acting Secretary of Chugach Electric Association, Inc. and further certifies that the foregoing signature of Alex Gimarc is his genuine signature and that he is known to the undersigned to be the duly elected, qualified and acting Secretary of Chugach Electric Association, Inc.

Name:	Michael Cunningham
Title:	Chief Financial Officer

Signature Page to Secretary’s Certificate of Chugach Electric Association, Inc.

Alaska Entity # 1768D

State of Alaska
Department of Commerce, Community, and Economic
Development

CERTIFICATE

OF

GOOD STANDING

THE UNDERSIGNED, as Commissioner of Commerce, Community, and Economic Development of the State of Alaska, and custodian of corporation records for said state, hereby certifies that

CHUGACH ELECTRIC ASSOCIATION, INC.

on the 1st day of March, 1948 filed in this office its Articles of Incorporation, as a COOP Electric & Telephone organized under the laws of this state.

I FURTHER CERTIFY that said COOP Electric & Telephone is in good standing, having fully complied with all the requirements of this office.

No information is available in this office on the financial condition, business activity or practices of this corporation.

IN TESTIMONY WHEREOF, I execute this certificate and affix the Great Seal of the State of Alaska on the 9th day of October, 2008.

Emil Notti
Commissioner

Certification Number: 290056-1
Verify this certificate online at https://myalaska.state.ak.us/business/soskb/verify.asp